                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

     Date of Report (Date of earliest event reported):  September 4, 2001

                              SARA LEE CORPORATION
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             (Exact name of Registrant as Specified in Its Charter)


          Maryland                     1-3344                    36-2089049
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(State or Other Jurisdiction  (Commission File Number)          (IRS Employer
     of Incorporation)                                       Identification No.)


Suite 4600, Three First National Plaza, Chicago, Illinois         60602-4260
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        (Address of Principal Executive Offices)                  (Zip Code)

          Registrant's Telephone Number, Including Area Code:  312/726-2600
                                                               ------------

                                Not Applicable
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         (Former Name or Former Address, if Changed Since Last Report)

Item 5.   Other Events.
          ------------

     Set forth is the registrant's audited consolidated financial statements as of June 30, 2001 and for the fiscal year then ended, Management's Discussion and Analysis of Financial Condition and Results of Operations related thereto and the report of its independent accountants, Arthur Andersen LLP, dated August July 27, 2001.

Financial Summary

                                                                                                  Years ended
                                                 ------------------------------------------------------------
                                                 June 30,     July 1,       July 3,     June 27,     June 28,
Dollars in millions except per share data        2001(1)        2000       1999(2,4)    1998(3)        1997
----------------------------------------------   ------------------------------------------------------------
Results of Operations
Continuing Operations
  Net sales                                      $ 17,747     $ 17,511     $ 17,270     $ 17,426     $ 17,361
  Operating income (loss)(5)                        2,453        2,041        2,071          (28)       1,990
  Income (loss) before income taxes                 1,851        1,567        1,570         (531)       1,401
  Income (loss)                                     1,603        1,158        1,131         (575)         960
  Effective tax rate                                 13.4%        26.1%        28.0%         8.2%        31.5%
  Income (loss) per common share
    Basic                                            1.94         1.31         1.24         (.63)         .97
    Diluted                                          1.87         1.27         1.19         (.63)         .94
Net income (loss)                                   2,266        1,222        1,191         (523)       1,009
Net income (loss) per common share
  Basic                                              2.75         1.38         1.31         (.57)        1.02
  Diluted                                            2.65         1.34         1.26         (.57)         .99
----------------------------------------------   ------------------------------------------------------------
Financial Position
Total assets                                     $ 10,167     $ 11,611     $ 10,292     $ 10,784     $ 12,775
Total debt                                          3,221        4,683        3,344        3,061        2,663
Operating cash flow to total debt(6)                 42.0%        29.8%        41.4%        55.0%        47.0%
Return on invested capital(7)                        23.9%        24.2%        21.3%        17.5%        16.0%
----------------------------------------------   ------------------------------------------------------------
Per Common Share(8)
Dividends                                        $    .57     $    .53     $    .49     $    .45     $    .41
Book value at year-end                               1.43         1.46         1.43         1.97         4.46
Market value at year-end                            18.94        19.31        22.50        28.31        21.03
Shares Used in the Determination
  of Net Income per Share
  Basic (in millions)                                 819          875          903          939          959
  Diluted (in millions)                               854          912          944          939        1,004
----------------------------------------------   ------------------------------------------------------------
Other Information
Cash flow - Net cash from operating activities   $  1,496     $  1,540     $  1,603     $  1,935     $  1,552
Depreciation                                          392          402          352          409          470
Amortization of intangibles                           207          200          181          186          193
Capital expenditures                                  532          647          535          474          547
Media advertising expense                             347          391          414          401          414
Total advertising and promotion expense             2,069        1,997        2,010        1,970        1,936
Common stockholders of record                      78,400       82,600       83,300       85,100       88,800
Number of employees                               141,500      154,200      133,900      134,800      137,100
==============================================    ===========================================================

(1) In 2001, the gain on the disposal of Coach of $967, net of the business dispositions and other charges of $554, had the following impacts on continuing operations - income before income taxes and income increased $413 and $467, respectively. Including the after-tax gain on the sale of PYA/Monarch of $638, recorded as discontinued operations, and the previous items, net income increased $1,105.

(2) In 1999, the gain on the sale of the tobacco business of $137, net of the product recall charge of $76, had the following impacts on continuing operations - income before income taxes and income increased $61 and $47, respectively. Net income increased $47 as a result of these items.

(3) In 1998, a restructuring provision had the following impacts on continuing operations - income before income taxes and income were reduced by $2,038 and $1,624, respectively. Net income was reduced by $1,625 as a result of the restructuring.

(4)  53-week year.

(5) Operating income (loss) is reconciled to income from continuing operations in the business segment information note to the consolidated financial statements.

(6) Net cash flow from operating activities as a percentage of total balance sheet debt, imputed lease liabilities and auction preferred stock.

(7) The numerator in the Return on Invested Capital (ROIC) computation consists of net income, plus after tax interest, amortization and the cash generated or used from the change in deferred taxes. The denominator in the ROIC computation consists of the average of total assets less payables, accruals and investments in associated companies for the year.

(8)  Restated for the 2-for-1 stock split in 1999.

The Notes to Financial Statements should be read in conjunction with the Financial Summary.

Management's Discussion and Analysis of Financial Condition and Results of
--------------------------------------------------------------------------
Operations
----------

The following discusses Sara Lee Corporation's (corporation) results of operations, financial position and risk management activities. This discussion should be read in conjunction with the consolidated financial statements and related notes thereto contained elsewhere in this Report. The corporation's fiscal year ends on the Saturday closest to June 30. Fiscal years 2001 and 2000 were 52-week years, and fiscal 1999 was a 53-week year. Unless otherwise stated, references to years relate to fiscal years.

CONSOLIDATED RESULTS OF OPERATIONS - 2001 COMPARED WITH 2000

Unusual Items Affecting Comparability - In May 2000, a program to reshape the business activities of the corporation was announced. The primary objectives of this program were to: 1) divest PYA/Monarch, a domestic foodservice business, and focus on the global operations in the Sara Lee Foods, Beverage, Intimates and Underwear and Household Products segments; 2) divest the Coach accessories business and focus the Intimates and Underwear segment around operations that market basic, non-fashion, repeat purchase branded items; 3) divest certain other businesses that have limited growth opportunities and low returns; and 4) improve the competitive structure of the corporation by exiting certain high-cost manufacturing, distribution and administrative activities. During 2001, a substantial number of these actions were completed. The recognition of these events in the consolidated financial statements increased income from continuing operations in 2001 by $467 million and net income by $1.1 billion. Diluted earnings per share in 2001 excluding these items is $1.36 and including these items is $2.65. For purposes of discussing the consolidated results of operations and segment performance in 2001 as compared with 2000, these items are defined as unusual items. A discussion of each item follows:

PYA/Monarch Divestiture - In December 2000, the corporation sold its PYA/Monarch foodservice distribution business and received cash proceeds of $1,559 million. The disposition resulted in a gain before income taxes of $1,126 million and an after-tax gain of $638 million, or $.75 of diluted earnings per share. The PYA/Monarch foodservice operation constituted a reportable segment of the corporation, and as a result, this gain has been recognized in the discontinued operations section of the accompanying consolidated financial statements.

Divestiture of Coach Business - A tax-free gain of $967 million, or $1.13 of diluted earnings per share, was recognized on the disposition of the Coach business in 2001. This disposition took place in two steps. In October 2000, the corporation's Coach subsidiary completed an initial public offering of 19.5% of its common stock. Cash proceeds of $122 million were received and a tax-free gain of $105 million was recognized upon completion of the offering. In April 2001, the second step of the disposition was completed when the corporation's remaining 80.5% ownership interest in Coach was exchanged with third parties for
41.4 million shares of Sara Lee common stock. The market value of the Coach shares disposed of was $998 million, and an $862 million gain was recognized on this tax-free transaction.

Other Business Dispositions - During 2001, the corporation's management approved plans to dispose of 17 businesses with limited growth opportunities and low returns. At the end of 2001, the disposition of 10 of these businesses had been completed, and the disposition of the remaining businesses is expected to be completed by December 2001. These actions resulted in a pretax charge of $341 million and a reduction in net income of $352 million, or $.41 of diluted earnings per share. Of the total pretax charge, $236 million relates to the 10 transactions that were closed in 2001 and $105 million is the estimated loss on transactions that are anticipated to close in 2002. The $341 million charge is included in the "business dispositions and other charges" line of the consolidated statement of income and reduced operating income in the corporation's business segments as follows: Intimates and Underwear - $246 million; Sara Lee Foods - $93 million; and Beverage - $2 million. These 17 businesses had an operating loss of $7 million in 2001 and an operating profit of $2 million in 2000. Sales recognized by these operations were $670 million in 2001 and $925 million in 2000. The net assets of businesses awaiting sale are displayed on the "net assets of businesses held for sale" line of the consolidated balance sheets. See the unusual items note to the consolidated financial statements for a more complete description of these business dispositions.

Other Charges - During 2001, the corporation's management approved plans to terminate a number of employees and exit certain manufacturing, distribution and administrative activities within a twelve-month period. These actions resulted in a pretax charge of $213 million and a reduction in net income of $148 million, or $.17 of diluted earnings per share. Of the $213 million charge, $187 million is included in the "business dispositions and other charges" line of the consolidated statement of income.

The remaining $26 million relates to anticipated losses on the exit of certain licensed apparel products and is displayed in the "cost of sales - product line exit costs" line of the consolidated statement of income. $210 million of the charge is directly attributable to the corporation's business segments, and $3 million is related to the corporate headquarters. Business segment operating income was reduced as follows: Intimates and Underwear - $165 million; Sara Lee Foods - $36 million; Beverage - $6 million; and Household Products - $3 million. The $213 million charge consists of the following:

 . $124 million of the charge is for the cost of severance and other employee benefits associated with the termination of 13,200 specifically identified employees. Of this total, 12,301 individuals are employed in the Intimates and Underwear operations.

 . $38 million of the charge is for anticipated losses on the disposal of real estate and equipment at nine owned facilities and the disposal of equipment at a number of leased facilities. The charge primarily relates to the planned exit of Intimates and Underwear manufacturing facilities in the United States, Mexico and Europe; two domestic meat processing plants; and a Beverage facility in Europe. As of June 30, 2001, four of the nine owned facilities had been closed, and all actions contemplated by the exit plan are expected to be completed within twelve months of the related charge. The carrying value of the property and equipment awaiting sale at June 30, 2001 is $26 million.

 . $23 million of the charge is related to non-cancelable lease payments on 26 leased facilities that are being exited. As of June 30, 2001, nine of the leased facilities had been exited.

 . $28 million of the charge resulted from the decision to terminate product licensing agreements and exit related manufacturing operations. Of the $28 million charge, $26 million is for anticipated losses on the disposition of inventory related to manufacturing operations exited and $2 million is for payments to cancel third-party licensing arrangements.

  Of the $213 million charge, $150 million will require the use of cash and $63 million is a non-cash component. The corporation expects to fund the cash costs of this charge from internal sources and proceeds generated from the sale of non-core businesses. These actions are expected to generate savings of $141 million in 2003. A more complete description of the 2001 exit activities is contained in the unusual items note to the consolidated financial statements.

  Additional exit activities, which have not been finalized or approved by management at this time, are expected to be recognized in the first half of 2002.

Continuing Operations - Consolidated net sales increased 1.3% to $17.7 billion from $17.5 billion in 2000. Businesses acquired net of businesses sold subsequent to the start of 2000 increased reported sales by 4.8%. The strengthening of the U.S. dollar in relation to key foreign currencies, including the euro, had the effect of reducing reported sales by 4.1%. Thus, on a comparable basis, excluding the impact of acquisitions, dispositions and changes in foreign currency exchange rates, sales increased 0.6%. Comparable sales growth in Sara Lee Foods and Household Products contributed to this increase; the Beverage and Intimates and Underwear segments reported net sales declines for the year.

  The gross profit margin, excluding unusual items, was 42.2% in 2001, compared to 42.3% with 2000. Lower gross profit margins in the Intimates and Underwear business offset improved gross profit margins in the corporation's other business segments.

  Selling, general and administrative (SG&A) expenses increased 3.5% from the prior year due principally to a 3.7% increase in media, advertising and promotion spending. When measured as a percentage of sales, SG&A expenses were 33.0% in 2001, compared with 32.4% in 2000.

  Operating income is defined as income from continuing operations before income taxes, interest, corporate unallocated expenses, and amortization of goodwill and trademarks. Operating income, excluding the unusual items, decreased $4 million, or 0.2%, in 2001 from 2000. Businesses acquired net of businesses sold subsequent to the start of 2000 increased operating income by 4.2%. Changes in foreign currency exchange rates had the effect of reducing operating income by 4.6%. As a result, on a comparable basis, excluding the impact of business acquisitions, dispositions, changes in foreign currency exchange rates and unusual items, operating income increased 0.2% in the year. Lower gross profit margins and increased SG&A spending offset sales increases and resulted in the decline in reported operating income. Operating income including unusual items increased 20.1% versus the comparable period of the prior year.

  Net interest expense increased $4 million to $180 million during 2001, due to higher average interest rates compared with the prior year. Unallocated corporate expenses, which are costs not directly attributable to specific business segment operations, increased to $231 million in 2001. Higher corporate office and minority interest expense in the current year along with favorable currency movements in the prior year were responsible for the increase in the unallocated corporate expenses. Goodwill and trademark amortization increased $20 million to $191 million as a result of business acquisitions completed over the past year.

  Income from continuing operations before income taxes, excluding unusual items, decreased 8.2% in 2001. The effective tax rate decreased from 26.1% to 21.0% of pretax income from continuing operations during the year, as a result of increased earnings in certain foreign jurisdictions that had lower tax rates. Income from continuing operations, excluding unusual items, decreased 1.9%, while income from continuing operations per diluted share increased to $1.33, or 4.7%, in 2001, due to fewer average shares outstanding during the period. Including the unusual items, income from continuing operations increased 38.4% and diluted earnings per share increased 47.2% to $1.87 in 2001.

Discontinued Operations - On December 4, 2000, the corporation completed the sale of the PYA/Monarch foodservice operation. The operating results of this business are included in discontinued operations until the date of disposition. These results contributed pretax income of $42 million and after-tax income of $25 million, or $.03 per diluted share, during 2001.

Consolidated Net Income - Excluding the unusual items, net income declined 4.9%, from $1,222 million in 2000 to $1,161 million in 2001. Diluted earnings per share increased 1.5% to $1.36 in 2001 due to fewer average shares outstanding during the period. Including the unusual items, net income was $2,266 million, an increase of 85.5%, and diluted earnings per share increased 97.8% to $2.65.

OPERATING RESULTS BY CONTINUING BUSINESS SEGMENT - 2001 COMPARED WITH 2000

The following discussion comparing 2001 business segment performance with 2000 excludes the unusual items as defined above.

  Net sales in the Sara Lee Foods segment declined 0.1% in 2001. The strengthening of the U.S. dollar in relation to foreign currencies decreased reported sales by 2.6%, and business dispositions, net of acquisitions completed subsequent to the start of 2000, also decreased sales by 0.4%. Excluding the impact of changes in foreign currency, acquisitions and dispositions, comparable sales in the Sara Lee Foods segment increased 2.9%. During 2001, the corporation completed the disposition of its Bakery operations in Europe and India; Argal, a Spanish meat business; and Ozark Salad, a domestic prepared salad business. Excluding acquisitions and divested businesses, Packaged Meats unit volumes decreased 1%. Increased sales of branded meat products in the United States were offset by weak unit volumes in Europe resulting from higher commodity costs and animal safety concerns. Excluding divested businesses, unit sales for Bakery operations declined 2%.

  Operating income in Sara Lee Foods decreased 2.0% in 2001. The strengthening of the U.S. dollar in relation to foreign currencies decreased reported operating income by 2.0%, and business dispositions net of acquisitions completed subsequent to the start of 2000 increased operating income by 4.4%. Excluding the impact of changes in foreign currency, acquisitions and dispositions, comparable operating income in this segment declined 4.4%. Increased media, advertising and promotion spending offset improved gross margins in the meats and bakery operations.

  Net sales in the Beverage segment increased 2.2% in 2001. Businesses acquired subsequent to the start of 2000 increased reported sales by 11.4%. The strengthening of the U.S. dollar in relation to foreign currencies decreased reported sales by 6.6%. Thus, excluding acquisitions and changes in foreign currency, sales decreased 2.6%, reflecting base business unit sales declines and the negative impact of lower commodity coffee costs during the year, which resulted in lower prices to customers. Excluding acquisitions, unit volumes for roasted coffee and coffee concentrates, the segment's primary business, decreased 2%. Unit volumes grew 30% including sales contributed from recently acquired coffee businesses.

  Operating income for the Beverage segment increased 2.8% in 2001. Businesses acquired subsequent to the start of 2000 increased operating income by 6.9%. The strengthening of the U.S. dollar in 2001 decreased reported operating income by 8.6%. Thus, on a comparable basis, operating income increased 4.5% from 2000. The increase reflects an improved gross profit margin offset in part by higher media, advertising and promotion spending in relation to 2000.

  Net sales in the Household Products segment declined 3.1% and operating income decreased 2.9%, reflecting the impact of foreign currencies on this segment in 2001. The strengthening of the U.S. dollar relative to foreign currencies, particularly in Europe, reduced both reported sales and operating income by 9.3%. Excluding the impact of acquisitions and changes in foreign currencies, sales and operating income in Household Products increased 6.1% and 6.3%, respectively. Total unit volumes for this segment's four core categories - shoe care, body care, insecticides and air fresheners - increased 4% in 2001.

  Intimates and Underwear net sales of $7.8 billion increased 2.2% over the prior year. Businesses acquired net of businesses sold subsequent to the start of 2000 increased reported sales by 7.3%, while the impact of exchange rate changes resulting from the strengthening of the U.S. dollar in 2001 reduced reported sales by 2.6%. As a result, on a comparable basis, sales decreased 2.5%. Operating income was unchanged in 2001, reflecting a decline in the segment's gross profit margin, due largely to significant competitive pressures in several basic apparel retail sectors and an increase in media, advertising and promotion spending. Businesses acquired net of businesses sold subsequent to the start of 2000 increased operating income by 4.2%, and the impact of exchange rate changes resulting from the strengthening of the U.S. dollar reduced operating income by 1.6%. Thus, on a comparable basis, excluding the impacts of acquisitions, dispositions and changes in foreign currencies, operating income decreased 2.6%. The sales and operating income performance of this segment include the results of the disposed businesses (Coach, Champion Europe and the Australasian Intimates and Underwear business) until the date of disposition. Had these disposed businesses been excluded from both 2001 and 2000 results, reported net sales would have risen 5.3% and reported operating income would have fallen 4.1%. Intimate apparel unit sales increased 14% in 2001 including acquisitions, and increased 2% excluding unit sales volumes contributed from recent acquisitions. Worldwide Knit Products unit sales, including acquisitions, increased 1% in relation to 2000, combining a 7% increase in activewear volumes and a 2% decline in the underwear category. Excluding the impact of recent acquisitions, Knit Products volumes declined 2%. Unit volumes for Worldwide Legwear were unchanged including acquisitions, reflecting a 9% increase in sock unit sales and a 9% decline in sheer hosiery volumes. Legwear volumes declined 4% excluding acquisitions.

CONSOLIDATED RESULTS OF OPERATIONS - 2000 COMPARED WITH 1999

Unusual Items Affecting Comparability - In 1999, the corporation recognized a gain on the disposition of its international tobacco operations and a charge related to the recall of certain meat products. The net impact of these two events increased 1999 income from continuing operations and net income by $47 million. Diluted earnings per share in 1999 excluding these two items was $1.21 and including these two items was $1.26. For purposes of discussing the consolidated results of operations and segment performance in 2000 as compared to 1999, these items are defined as unusual items. A summary of each item follows:

Divestiture of Tobacco Business - In the first week of 1999, the corporation disposed of certain assets related to its international tobacco operation. The corporation received cash proceeds of $386 million upon closing the transaction, had an investment in the net assets of the business of $249 million and recognized a pretax gain of $137 million in 1999. The gain on this sale increased 1999 income by $97 million, or $.10 of diluted earnings per share.

Product Recall - In December 1998, the corporation announced that it was recalling specific production lots of hot dogs and other packaged meat products that could contain Listeria bacteria. The estimated cost of this action was recognized in the second quarter of 1999 and reduced 1999 income from continuing operations before income taxes, income from continuing operations and income from continuing operations per common share - diluted by $76 million, $50 million and $.05 per share, respectively. The recall charge recognized the estimated costs associated with the return and destruction of affected products sold through retail grocery stores and selected foodservice channels in the United States, the destruction of affected inventory in the corporation's Zeeland, Michigan facility, and liabilities incurred as a result of these actions. Substantially all of the product and inventory subject to recall was subsequently destroyed. The actual cost of the inventory destroyed and related disposition costs were consistent with prior estimates.

Continuing Operations - Net sales increased 1.4% to $17.5 billion in 2000 from $17.3 billion in 1999. Businesses acquired net of businesses sold subsequent to the start of 1999 increased net sales by 4.7%. The strengthening of the U.S. dollar in relation to foreign currencies during the year had the effect of reducing reported sales by 3.4%. The strength of the U.S. dollar in relation to most European currencies, including those of several European Union member countries whose currency exchange rates were previously fixed with the euro, was offset in part by the strength of the currencies in Japan, Mexico, Canada and Indonesia. Since 1999 was a 53-week year, prior-year results reflect the impact of an additional week of reported sales. On a comparable basis, excluding the impact of acquisitions, dispositions, foreign currency exchange rate changes and the additional week included in the fourth quarter of 1999, sales increased 1.9% over the prior year. Comparable sales growth in Household Products and Intimates and Underwear contributed to this increase; Sara Lee Foods and Beverage reported sales declines of 0.5% and 0.4%, respectively, on a comparable basis.

  The gross profit margin was 42.3% in 2000, compared with 42.8% in 1999. Higher gross profit margins in Sara Lee's Beverage and Household Products segments, which were favorably impacted by improved sales volumes during the year, were offset by lower gross profit margins in Sara Lee Foods. Intimates and Underwear segment gross profit margins were down slightly from the prior year as well. The gross profit margin decline in Sara Lee Foods resulted from lower unit volumes in both the Packaged Meats and Bakery operations, and increased costs in the Packaged Meats business caused by significantly higher commodity costs, and the continuing effects during much of the year from the December 1998 product recall.

  SG&A expenses decreased 1.3% from the prior year, or 0.8% when measured on a percentage of sales basis. The lower level of SG&A expenses in 2000 was attributable to continuing benefits from completed restructuring actions, lower corporate and administrative overhead, and reduced levels of advertising and promotion spending.

  Excluding the unusual items, operating income increased $31 million, or 1.5%, in 2000. Businesses acquired net of businesses sold subsequent to the start of 1999 increased operating income by 2.2%. The strengthening of the U.S. dollar relative to foreign currencies had the effect of reducing operating income by 3.2%. Prior-year results reflect the impact of an additional week in the fourth quarter of 1999. Thus, on a comparable basis, excluding the impact of business acquisitions, dispositions, changes in foreign currency exchange rates and 1999's 53rd week, operating income increased 4.4%, reflecting improvements on a comparable basis in all business segments except Sara Lee Foods, which declined significantly in relation to the prior year.

  Net interest expense increased to $176 million in 2000, compared with $141 million in 1999. This increase was the result of higher average outstanding debt levels required to support acquisitions and the corporation's share repurchase activities during the year. Unallocated corporate expenses, which are costs not directly attributable to specific business segment operations, decreased to $127 million, principally as a result of decreased corporate office administration costs and lower expenses associated with incentive compensation and benefit plans.

  The following comparisons exclude the impact of the unusual items recognized in 1999. Income from continuing operations before income taxes of $1.6 billion increased 3.8% during 2000. The effective tax rate decreased from 28.2% to 26.1% of pretax income from continuing operations, resulting primarily from increased earnings in certain foreign jurisdictions with lower tax rates. Income from continuing operations increased 6.9% to $1.2 billion, while income from continuing operations per diluted share increased 11.4% to $1.27 per share. Diluted earnings per share increased at a rate in excess of income from continuing operations because of fewer average shares and exercisable stock options outstanding during the year. Including the unusual items, income from continuing operations and related diluted earnings per share increased 2.4% and 6.7%, respectively.

Discontinued Operations - Net sales of the PYA/Monarch foodservice segment were $2,903 million in 2000 and $2,742 million in 1999, an increase of 5.9%. Pretax income of this segment increased 5.7% from $101 million in 1999 to $107 million in 2000. Income from the discontinued PYA/Monarch operation increased 5.5%, from $60 million in 1999 to $64 million in 2000.

Consolidated Net Income - Excluding the impact of unusual items, net income increased 6.9%, from $1,144 million in 1999 to $1,222 million in 2000, while diluted earnings per share increased 10.7% to $1.34. Diluted earnings per share increased at a rate in excess of net income because of fewer average shares and exercisable stock options outstanding during the year. Including the impact of unusual items, net income increased 2.6% in 2000 while diluted earnings per share increased 6.3%.

OPERATING RESULTS BY CONTINUING BUSINESS SEGMENT - 2000 COMPARED WITH 1999

The following discussion comparing 2000 business segment performance with 1999 excludes the unusual items noted above.

  Net sales in the Sara Lee Foods segment declined 3.1% in 2000, largely due to unit volume declines in both the Packaged Meats and Bakery operations. Sales were negatively affected during much of the year by the impact of the business disruption caused by the December 1998 recall of certain packaged meat products produced at the corporation's plant in Zeeland, Michigan. Excluding the impact of acquisitions, dispositions, changes in foreign currencies and the 53rd week in 1999, segment sales decreased 0.5%. Packaged Meats unit volumes were down 5% excluding acquisitions and the impact of the 53rd week in 1999, reflecting declines in both the U.S. and European markets. Worldwide unit sales for Sara Lee Bakery declined 9%, as the impact of the 53rd week in 1999 was offset by acquisitions completed during the year. Volume declines in the U.S. bakery-deli category coupled with declines in Europe contributed to the unit sales decrease during the year. Including acquisitions, Packaged Meats unit volumes declined 5%.

  Operating income in the Sara Lee Foods segment declined 21.7% in 2000. This decline reflects higher costs in the packaged meats businesses caused by significantly higher commodity costs, the continuing effects during much of the year from the December 1998 product recall and the profit impacts of lower sales volumes in both the Packaged Meats and Bakery operations. On a comparable basis, excluding the impact of acquisitions, dispositions, changes in foreign currencies and 1999's 53rd week, segment operating income declined 19.6%.

  Net sales in Sara Lee's Beverage segment increased 7.6%. Businesses acquired subsequent to the start of the prior fiscal year contributed significantly to segment results, increasing reported sales in 2000 by 17.1%. The strengthening of the U.S. dollar in relation to key European currencies decreased reported sales by 7.3%. On a comparable basis, excluding the impact of acquisitions, currency exchange rate changes and the 53rd week in 1999, sales decreased 0.4%. Net sales were negatively impacted by significantly lower commodity coffee costs in 2000, which resulted in lower prices to customers during much of the year. Excluding acquisitions and the 1999 53rd week impact, unit volumes for roasted coffee and coffee concentrates, the segment's primary business, increased 1%, as consumers reacted favorably to product offerings and lower coffee prices. Unit volumes grew 26% including sales contributed from recently acquired businesses.

  Operating income for the Beverage segment increased 9.0%, reflecting the profit impact of higher segment sales volumes and the benefits from lower commodity costs during the year. Changes in foreign currency exchange rates had the effect of reducing operating income in the Beverage segment by 7.8%. Excluding the impact of acquisitions, changes in foreign currencies and the 53rd week in 1999, operating income increased 11.0%.

  Net sales and operating income in the Household Products segment increased 2.8% and 8.3%, respectively. The strengthening of the U.S. dollar in relation to foreign currencies, particularly in Europe, reduced reported sales and operating income by 5.8% and 5.4%, respectively. Sales and operating income contributed from recently completed acquisitions largely offset the impact of 1999's 53rd week. As a result, excluding the impact of acquisitions, dispositions, changes in foreign currencies and the 53rd week in 1999, Household Products segment sales and operating income increased 8.9% and 14.3%, respectively. Excluding acquisitions and the 53rd week impact, unit volumes for this segment's four core categories - shoe care, body care, insecticides and air fresheners - increased 10%. Unit volumes contributed from acquisitions made during the year offset the impact of 1999's 53rd week.

  Intimates and Underwear net sales improved 2.1%, while operating income increased 8.7% to $844 million. Excluding the impact of acquisitions, dispositions, changes in foreign currencies and 1999's 53rd week, sales increased 2.7% and operating income increased 11.2%. Unit volumes for Worldwide Legwear declined 4%, combining a 6% increase in sock unit sales with an 8% decline in sheer hosiery volumes, reflecting the continuing decline in the global sheer hosiery market. Unaffected by acquisitions during the year, sock unit volumes increased 8% and sheer hosiery unit sales declined 6%, excluding the impact of 1999's 53rd week. Worldwide Knit Products unit sales improved 6%, including unit gains of 9% in the underwear and 6% in the activewear categories. On a comparable basis, excluding acquisitions and the 1999 53rd week impact, Knit Products unit volumes increased 8%. Intimate Apparel unit sales increased 6%, with strength in both the United States and Europe. Excluding the impact of acquisitions and 1999's 53rd week, unit sales improved 8%. The Coach accessories business reported improved unit volumes, sales and operating income during the year, reflecting growth in both the direct-to-consumer and wholesale channels. Intimates and Underwear segment operating income was favorably impacted during the year by the restructuring program initiated in 1998.

Financial Position
Net cash provided by operating activities was $1,496 million in 2001, $1,540 million in 2000 and $1,603 million in 1999. Net cash from operations in 2001 was negatively impacted by a number of factors. First, the PYA/Monarch foodservice business, which generated $84 million of cash from operations in 2000, used $24 million of cash in the period prior to its disposition. Second, a number of the other operating units disposed of in 2001 generated lower levels of operating cash flow than in 2000. Finally, the reshaping activities taking place in 2001 required the use of cash. The net reduction in operating cash flows in 2000 was primarily the result of increased receivable and inventory levels in comparison with the prior year, which offset cash generated by improved earnings during the year.

  Net cash generated from investing activities during 2001 was $1,065 million, while net cash used in investing activities was $1,296 million in 2000 and $192 million in 1999. This increase in cash in 2001 resulted from management's focus on disposing of certain non-core businesses, generating proceeds of $1,819 million. These proceeds, in conjunction with management's decision to finance a larger portion of the capital needs of the corporation with long-term debt, resulted in the repayment of virtually all of the short-term debt at the end of 2001. The repayment of the short-term debt in conjunction with the business dispositions reduced the corporation's current liabilities to $5.0 billion at the end of 2001, as compared with $6.8 billion in the prior year.

  As of July 1, 2000, the corporation's current liabilities exceeded current assets by $785 million. This working capital deficit resulted from the corporation's emphasis on the management of trade receivables, payables and inventories, as well as the decision to finance a portion of its capital needs with short-term debt.

  The increase in cash used for investment activities in 2000 as compared to 1999 is the result of a $621 million increase in cash expenditures for purchases of businesses and property and equipment, and lower proceeds from the disposition of businesses and assets versus the prior year. The corporation received $570 million of cash from the disposition of businesses and investments, and the sale of assets in 1999. These proceeds relate primarily to the sale during the first quarter of the international tobacco business, which resulted in the receipt of $386 million of cash proceeds, and sales of assets as part of the ongoing program to reduce the level of assets deployed in the business.

  During 2001, the corporation acquired several companies for an aggregate purchase price of $300 million. The principal acquisitions were Cafe Pilao Caboclo Ltda., a Brazilian manufacturer and marketer of roasted coffee; Amando, a European processed meat manufacturer; and Zorba, a Brazilian apparel manufacturer.

  During 2000, the corporation acquired several companies and made certain equity method investments for an aggregate purchase price of $1 billion, which consisted of $743 million in cash and $257 million in stock. The principal acquisitions were Chock full o'Nuts Corporation, a roaster, packer and marketer of coffee in the United States; the North American coffee business of Nestle S.A., which includes the roasted and ground coffee products sold under the Hills Bros, MJB and Chase & Sanborn brands; Outer Banks Inc., a manufacturer, marketer and distributor of knitted sport shirts; and Courtaulds Textiles plc, a European producer, marketer and distributor of private-label and branded apparel and fabrics based in the United Kingdom. The corporation also acquired a minority interest in Johnsonville Sausage, a domestic manufacturer and marketer of fresh meat products.

  During 1999, the corporation acquired several companies for an aggregate purchase price of $234 million in cash and $9 million in common stock. The principal acquisitions were Continental Coffee, a domestic manufacturer, marketer and distributor of roasted and ground coffee, and Monsavon, a European marketer and distributor of personal body care products.

  Under the corporation's ongoing stock repurchase plan, the corporation repurchased common stock with a value of $643 million in 2001, $1.0 billion in 2000 and $1.3 billion in 1999. Since 1998, the corporation has repurchased common stock with a total value of approximately $4.5 billion. On June 27, 2001, the corporation's board of directors voted to increase the number of shares of common stock authorized for repurchase, resulting in a total remaining purchase authorization at the end of 2001 of 25 million shares. Using cash proceeds from business dispositions and issuances of long-term debt during 2001, the corporation repaid a net $1.9 billion of short-term debt. During 2000, $1,245 million of net cash was received from long- and short-term borrowing, while in 1999, net cash of $187 million was received. Cash dividends increased to $486 million in 2001, compared with $485 million in 2000 and $464 million in 1999.

  As described in the subsequent event discussion below and in the notes to the consolidated financial statements, the corporation has acquired The Earthgrains Company (Earthgrains) for a cash purchase price of approximately $1.9 billion plus the assumption of approximately $957 million of Earthgrains' outstanding debt. Subsequent to year-end, in connection with completing this acquisition, the corporation increased the size of its short-term credit facilities to provide funding for both acquisitions and operations. The corporation has numerous credit facilities available, including ongoing revolving credit agreements totaling $3.82 billion, after the subsequent year-end increase. Management considers these facilities sufficient to satisfy its operating requirements. The initial funding of the Earthgrains acquisition was completed with cash on hand and short-term debt, a portion of which management intends to refinance on a long-term basis.

SUBSEQUENT EVENT

In July 2001, the corporation announced that it had entered into an agreement to acquire Earthgrains, a fresh packaged bread and refrigerated dough business in the United States and Europe. Under the terms of the agreement, the corporation made a cash tender offer for all of Earthgrains' common stock at $40.25 per share, or approximately $1.9 billion, plus the assumption of Earthgrains' outstanding long-term debt of approximately $957 million. On August 7, 2001, upon the completion of the initial tender offer period, the corporation acquired Earthgrains when approximately 93% of the outstanding Earthgrains' shares were tendered and accepted by the corporation. Following the completion of the tender offer period, Earthgrains was merged into a subsidiary of Sara Lee.

RISK MANAGEMENT

The corporation is exposed to market risk from changes in interest rates, foreign exchange rates and commodity prices. To modify the risk from these interest rate, foreign currency exchange rate and commodity price fluctuations, the corporation enters into various hedging transactions that have been authorized pursuant to the corporation's policies and procedures. The corporation does not use financial instruments for trading purposes and is not a party to any leveraged derivatives.

Foreign Exchange - The corporation uses primarily foreign currency forward and option contracts to hedge its exposure from adverse changes in foreign exchange rates. The corporation's exposure to foreign exchange rates exists primarily with the European euro, Mexican peso, Canadian dollar and British pound against the U.S. dollar. Hedging is accomplished through the use of financial instruments as the gain or loss on the hedging instrument offsets the gain or loss on an asset, a liability or a basis adjustment to a firm commitment. Hedging of anticipated transactions is accomplished with financial instruments as the gain or loss on the hedge occurs on or near the maturity date of the anticipated transactions.

Interest Rates - The corporation uses interest rate swaps to modify its exposure to interest rate movements and to reduce borrowing costs. The corporation's net exposure to interest rate risk consists of floating-rate instruments that are benchmarked to U.S. and European short-term money market interest rates. Interest rate risk management is accomplished through the use of swaps to modify interest payments under these instruments.

Commodities - The corporation is a purchaser of certain commodities such as beef, pork, coffee, wheat, corn, butter, soybean and corn oils, and sugar. The corporation generally buys these commodities based upon market prices that are established with the vendor as part of the purchase process. The corporation does not use significant levels of commodity financial instruments to hedge commodity prices, due to a high correlation between the commodity cost and the ultimate selling price of the corporation's products.

Risk Management Activities - The corporation maintains risk management control systems to monitor the foreign exchange, interest rate and commodity risks, and the corporation's offsetting hedge positions. The risk management control system uses analytical techniques including market value, sensitivity analysis and value at risk estimations.

Value at Risk - The value at risk estimations are intended to measure the maximum amount the corporation could lose from adverse market movements in interest rates and foreign exchange rates, given a specified confidence level, over a given period of time. Loss is defined in the value at risk estimation as fair market value loss. As a result, foreign exchange gains or losses that are charged directly to translation adjustments in common stockholders' equity are included in this estimate. The value at risk estimation utilizes historical interest rates and foreign exchange rates from the past year to estimate the volatility and correlation of these rates in the future. The model uses the variance-covariance statistical modeling technique and includes all interest rate sensitive debt and swaps, foreign exchange hedges and their corresponding underlying exposures. The estimated value at risk amounts shown below represent the potential loss the corporation could incur from adverse changes in either interest rates or foreign exchange rates for a one-day period. The average value at risk amount represents the simple average of the quarterly amounts for the past year. These amounts are not significant compared with the equity, historical earnings trend or daily change in market capitalization of the corporation.


                                             Time    Confidence
Dollars in millions      Amounts  Average  Interval     Level
-------------------      -------  -------  --------  ----------
Value at Risk Amounts
Interest rates            $6.3      $5.8     1 day        95%
Foreign exchange           9.9       6.0     1 day        95
-------------------       ----      ----     -----        --

Sensitivity Analysis - For commodity derivative instruments held, the corporation utilizes a sensitivity analysis technique to evaluate the effect that changes in the market value of commodities will have on the corporation's commodity derivative instruments. This analysis includes the commodity derivative instruments and, thereby, does not consider the underlying exposure. At year-end, the potential change in fair value of commodity derivative instruments, assuming a 10% change in the underlying commodity price, was $4.5 million. This amount is not significant compared with the earnings and equity of the corporation.

EURO

On January 1, 1999, 11 of the 15 member countries of the European Union established fixed conversion rates between their existing currencies (legacy currencies) and one new common currency - the euro. The transition period for the introduction of the euro extends through June 2002. Beginning January 2002, new euro-denominated bills and coins will be issued. In conjunction with the conversion process to the euro, the corporation has taken steps to convert its information technology systems to handle the new currency, prepared for maintaining accounting, tax and other business records in the new currency and is continuing to evaluate the ability of all significant vendors and customers to accurately convert to the euro. Currently, the introduction and use of the euro has not had a material effect on the corporation's foreign operations, foreign exchange practices, or hedging and cash management activities. While the corporation will continue to evaluate the impact of the euro over time, based on currently available information, the corporation does not believe that the introduction of the euro currency will have a material adverse impact on its consolidated financial condition, cash flows or results of operations.

ISSUED BUT NOT YET EFFECTIVE ACCOUNTING STANDARDS

Following is a discussion of recently issued accounting standards that the corporation will be required to adopt in a future period.

Business Combinations Accounting Standards - In June 2001, the Financial Accounting Standards Board (FASB) issued Statements of Financial Accounting Standards (SFAS) No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." The provisions of SFAS 141 apply to all business acquisitions initiated after June 30, 2001, and the corporation will adopt the provisions of SFAS 142 as of July 1, 2001. These pronouncements reflect a fundamentally different approach to accounting for business combinations, goodwill and other intangible assets than is currently required. Upon adoption, the subsequent accounting for these items will change in the following significant respects:

 . All business combinations will be accounted for by the purchase method.

 . Intangibles acquired in a business combination are to be recognized apart from goodwill if they either arise from contractual or other legal rights or if the intangible is capable of being separated from the acquired business and sold, licensed or transferred. Intangibles such as trademarks, customer lists, customer contracts and relationships, employment contracts, and licensing and royalty agreements meet these recognition criteria and will need to be measured, and separately classified apart from goodwill on the balance sheet for acquisitions initiated after June 30, 2001. Previously recognized intangibles that do not meet the criteria will need to be reclassified as goodwill.

 . Accounting standards in place through June 30, 2001 concluded that goodwill and all other intangible assets were wasting assets (that is, finite lived) and thus the amounts assigned to them should be amortized in determining net income. SFAS 142 does not presume that those assets are wasting assets. Instead, goodwill and intangible assets that have indefinite useful lives will not be amortized. Intangible assets that have finite useful lives will continue to be amortized over their useful lives.

 . SFAS 142 sets forth a number of pertinent factors to be considered in establishing a useful life of intangibles that differs from prior guidelines. These factors include product life cycles, market competitive and other economic trends, as well as the level of maintenance required to obtain future cash flows. The useful lives of all intangible assets as of July 1, 2001 will need to be reassessed using these criteria, and future amortization will be based on these lives.

 . Both goodwill and intangibles will need to be tested for impairment at least annually using the specific guidance and criteria set out in SFAS 142. In the first interim period after adoption, an impairment test will need to be performed using the guidance provided by this Statement.

  All business combinations recognized in the attached consolidated financial statements have been accounted for using the purchase method. The primary intangible assets recognized by the corporation in connection with prior business combinations have been trademarks associated with acquired brands. Of the $207 million of amortization recognized in 2001, $97 million relates to goodwill associated with business combinations and equity method investments; $95 million relates to trademarks purchased or acquired in connection with business combinations; and $15 million relates to purchased intangibles unrelated to business combinations. No further amortization of goodwill will be recognized in 2002 under the provisions of SFAS 142. The corporation is currently evaluating the useful lives of its individual trademarks in accordance with the provisions of SFAS 142. Under the provisions of these new accounting requirements, certain trademarks will be classified as having an infinite life and will not be amortized and the useful lives of other trademarks will be adjusted to comply with the requirements of this new standard.

Accounting for Sales Incentives - Over the past year, the Emerging Issues Task Force (EITF) of the FASB has reached conclusions on a number of issues relating to the measurement, recognition and income statement classification of a number of items that can be broadly characterized as sales incentives or promotions. Set out below is a summary of each of those pronouncements which the corporation must adopt in 2002.

 . EITF Issue 00-14, "Accounting for Certain Sales Incentives" - This Issue addresses the recognition, measurement and income statement classification of sales incentives voluntarily offered by a vendor without charge to customers such as discounts, coupons, rebates and free products or services. The corporation's current procedures regarding the recognition and measurement of these types of sales incentives are in substantial compliance with this statement. The consensus reached by the EITF does however require that any cash sales incentives be recognized as a reduction to revenue and any incentives involving free products must be classified as cost of sales on the consolidated statement of income. The corporation's current policy is to classify many of the sales incentives in the selling, general and administrative expenses caption of the consolidated statement of income. This statement will be adopted by the corporation in the third quarter of 2002 and will likely result in the reclassification of certain amounts within the consolidated statement of income. The amount of this reclassification is currently being measured.

 . EITF Issue 00-25, "Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor Products" - This Issue addresses the income statement classification of a number of common incentives offered to businesses that purchase products from the corporation and then sell those products to third parties. The incentives include payments made to retailers to obtain space on store shelves; agreements to reimburse a retailer for a portion of the cost of product advertising; and agreements to reimburse retailers for shortfalls in the selling price of the corporation's products. The consensus does not modify the policies followed by the corporation in the recognition or measurement of these incentives, but it does require that these incentives be presented in the income statement as a reduction of revenue. The corporation's current policy is to classify certain of these incentives in the selling, general and administrative expenses caption of the consolidated statement of income. This statement will be adopted by the corporation in the third quarter of 2002 and will likely result in the reclassification of certain amounts within the consolidated statement of income. The amount of this reclassification is currently being measured.

FORWARD-LOOKING INFORMATION

From time to time, in oral statements and written reports, the corporation discusses its expectations regarding future performance by making certain "forward-looking statements." These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and actual results may differ materially from those expressed or implied herein. Consequently, the corporation wishes to caution readers not to place undue reliance on any forward-looking statements. Among the factors that could affect the corporation's ability to achieve its stated goals are the following: (i) impacts on reported earnings from fluctuations in foreign currency exchange rates - particularly the euro - given the corporation's significant concentration of business in Western Europe; (ii) significant competitive activity, including advertising, promotional and price competition, and changes in consumer demand for the corporation's products; (iii) inherent risks in the marketplace associated with new product introductions, including uncertainties about trade and consumer acceptance; (iv) the corporation's ability to successfully integrate acquisitions, particularly Earthgrains, into its existing operations and the availability of new acquisitions, joint ventures and alliance opportunities that build stockholder value; (v) the financial impact of the corporation's decision to dispose of certain non-core business units; (vi) fluctuations in the cost and availability of various raw materials;
(vii) the effect on future revenues and expenses in the corporation's Packaged Meats business resulting from the foot-and-mouth viral disease in parts of Europe; (viii) the corporation's ability to complete transactions anticipated in its business reshaping programs; and (ix) the corporation's ability to realize forecasted savings, as well as improvements in productivity and efficiency from its business reshaping programs. In addition, the corporation's results may also be affected by general factors, such as economic conditions, political developments, interest and inflation rates, accounting standards, taxes, and laws and regulations in markets where the corporation competes.

Consolidated Statements of Income

Dollars in millions except per share data                               Years ended     June 30, 2001   July 1, 2000   July 3, 1999
-----------------------------------------------------------------------------------     -------------   ------------   ------------
Continuing Operations
  Net sales                                                                                   $17,747        $17,511        $17,270
-----------------------------------------------------------------------------------     -------------   ------------   ------------
  Cost of sales                                                                                10,264         10,100          9,879
  Cost of sales - product line exit costs                                                          26              -              -
  Selling, general and administrative expenses                                                  5,865          5,668          5,741
  Interest expense                                                                                270            252            237
  Interest income                                                                                 (90)           (76)           (96)
  Unusual items
    Gain on disposal of Coach business                                                           (967)             -              -
    Business dispositions and other charges                                                       528              -           (137)
    Product recall charge                                                                           -              -             76
-----------------------------------------------------------------------------------     -------------   ------------   ------------
                                                                                               15,896         15,944         15,700
-----------------------------------------------------------------------------------     -------------   ------------   ------------
  Income from continuing operations before income taxes                                         1,851          1,567          1,570
  Income taxes                                                                                    248            409            439
-----------------------------------------------------------------------------------     -------------   ------------   ------------
Income from Continuing Operations                                                               1,603          1,158          1,131
Discontinued Operations
  Income from discontinued operations, net of income taxes                                         25             64             60
  Gain on disposal of discontinued operations, net of income taxes                                638              -              -
-----------------------------------------------------------------------------------     -------------   ------------   ------------
Net Income                                                                                    $ 2,266        $ 1,222        $ 1,191
===================================================================================     =============   ============   ============
Income from Continuing Operations per Share of Common Stock
-----------------------------------------------------------------------------------     -------------   ------------   ------------
  Basic                                                                                       $  1.94        $  1.31        $  1.24
===================================================================================     =============   ============   ============
  Diluted                                                                                     $  1.87        $  1.27        $  1.19
===================================================================================     =============   ============   ============
Net Income per Share of Common Stock
-----------------------------------------------------------------------------------     -------------   ------------   ------------
  Basic                                                                                       $  2.75        $  1.38        $  1.31
===================================================================================     =============   ============   ============
  Diluted                                                                                     $  2.65        $  1.34        $  1.26
===================================================================================     =============   ============   ============

 The accompanying Notes to Financial Statements are an integral part of these statements.

Consolidated Balance Sheets

Dollars in millions except share data                                                      June 30, 2001  July 1, 2000  July 3, 1999
--------------------------------------------------------------------------------------     -------------  ------------  ------------
Assets
Cash and equivalents                                                                             $   548       $   314       $   279

Trade accounts receivable, less allowances of $157 in 2001, $195 in 2000
  and $193 in 1999                                                                                 1,538         1,764         1,611

Inventories
  Finished goods                                                                                   1,715         1,941         1,602
  Work in process                                                                                    454           529           470
  Materials and supplies                                                                             413           481           463
--------------------------------------------------------------------------------------     -------------  ------------  ------------
                                                                                                   2,582         2,951         2,535

Other current assets                                                                                 321           382           294
Net assets of businesses held for sale                                                                94           563           315
--------------------------------------------------------------------------------------     -------------  ------------  ------------

Total current assets                                                                               5,083         5,974         5,034
--------------------------------------------------------------------------------------     -------------  ------------  ------------

Other non-current assets                                                                             304           470           326

Property
  Land                                                                                                98            99            94
  Buildings and improvements                                                                       1,646         1,745         1,613
  Machinery and equipment                                                                          2,891         3,188         2,756
  Construction in progress                                                                           266           330           260
--------------------------------------------------------------------------------------     -------------  ------------  ------------
                                                                                                   4,901         5,362         4,723
  Accumulated depreciation                                                                         2,755         3,043         2,699
--------------------------------------------------------------------------------------     -------------  ------------  ------------
Property, net                                                                                      2,146         2,319         2,024

Trademarks and other identifiable intangibles, net                                                 1,097         1,090         1,022
Goodwill, net                                                                                      1,537         1,758         1,886
--------------------------------------------------------------------------------------     -------------  ------------  ------------
                                                                                                 $10,167       $11,611       $10,292
======================================================================================     =============  ============  ============

 The accompanying Notes to Financial Statements are an integral part of these
                                Balance Sheets.

                                                                              June 30, 2001      July 1, 2000      July 3, 1999
------------------------------------------------------------------------      -------------      ------------      ------------
Liabilities and Stockholders' Equity
Notes payable                                                                       $   101           $ 2,054           $ 1,116
Accounts payable                                                                      1,505             1,762             1,645
Accrued liabilities
 Payroll and employee benefits                                                          812               928               779
 Advertising and promotion                                                              343               421               386
 Taxes other than payroll and income                                                     84               104                89
 Income taxes                                                                           423                55                45
 Other                                                                                1,210             1,054             1,320
Current maturities of long-term debt                                                    480               381               336
------------------------------------------------------------------------      -------------      ------------      ------------
Total current liabilities                                                             4,958             6,759             5,716
------------------------------------------------------------------------      -------------      ------------      ------------

Long-term debt                                                                        2,640             2,248             1,892
Deferred income taxes                                                                   244               148                71
Other liabilities                                                                       563               581               701
Minority interest in subsidiaries                                                       625               616               613

Preferred stock (authorized 13,500,000 shares; no par value)
  ESOP convertible: Issued and outstanding - 3,289,979 shares in 2001,
    3,481,017 shares in 2000 and 3,654,073 shares in 1999                               238               252               265
 Unearned deferred compensation                                                        (223)             (227)             (232)

Common stockholders' equity
 Common stock: (authorized 1,200,000,000 shares; $.01 par value)
   Issued and outstanding - 781,964,060 shares in 2001,
   846,330,749 shares in 2000 and 883,782,525 shares in 1999                              8                 8                 9
 Capital surplus                                                                          -                 -               508
 Retained earnings                                                                    2,635             2,393             1,760
 Accumulated other comprehensive loss                                                (1,521)           (1,146)           (1,006)
 Unearned restricted stock issued for future services                                     -               (21)               (5)
------------------------------------------------------------------------      -------------      ------------      ------------
Total common stockholders' equity                                                     1,122             1,234             1,266
------------------------------------------------------------------------      -------------      ------------      ------------
                                                                                    $10,167           $11,611           $10,292
=========================================================================     =============      ============      ============

The accompanying Notes to Fianancial Statements are an integral part of these
                                Balance Sheets.

Consolidated Statements of Common Stockholders' Equity

                                                                                                       Accumulated
                                                                                                        Other Com-
                                                                                            Unearned    prehensive    Comprehen-
                                                            Common   Capital   Retained   Restricted        Income   sive Income
Dollars in millions                                Total     Stock   Surplus   Earnings        Stock        (Loss)        (Loss)
----------------------------------------------   -------   ---------------------------------------------------------------------
Balances at June 27, 1998                        $ 1,816   $   614    $    -     $2,036      $   (50)      $  (784)
Net income                                         1,191         -         -      1,191            -             -        $1,191
Translation adjustments, net of tax of $(51)        (161)        -         -          -            -          (161)         (161)
Unrealized gains on securities, net of tax             1         -         -          -            -             1             1
Minimum pension liability, net of tax of $32         (62)        -         -          -            -           (62)          (62)
----------------------------------------------   -------   ---------------------------------------------------------------------
Comprehensive income                                                                                                      $  969
----------------------------------------------   -------   ---------------------------------------------------------------------
Cash dividends                                      (464)        -         -       (464)           -             -
Stock issuances (cancelations)
  Business acquisitions                                9         -         9          -            -             -
  Stock option and benefit plans                     111         4       107          -            -             -
  Restricted stock, less amortization of $28         (15)        -       (60)         -           45             -
Tax benefit related to incentive stock options        66         -        66          -            -             -
Reacquired shares                                 (1,279)      (13)     (864)      (402)           -             -
Two-for-one stock split                                -       609         -       (609)           -             -
Par value change                                       -    (1,208)    1,208          -            -             -
ESOP tax benefit, redemptions and other               53         3        42          8            -             -
----------------------------------------------   -------   ---------------------------------------------------------------------
Balances at July 3, 1999                           1,266         9       508      1,760           (5)       (1,006)
Net income                                         1,222         -         -      1,222            -             -        $1,222
Translation adjustments, net of tax of $(75)        (181)        -         -          -            -          (181)         (181)
Unrealized losses on securities, net of tax           (1)        -         -          -            -            (1)           (1)
Minimum pension liability, net of tax of $(22)        42         -         -          -            -            42            42
----------------------------------------------   -------   ---------------------------------------------------------------------
Comprehensive income                                                                                                      $1,082
----------------------------------------------   -------   ---------------------------------------------------------------------
Cash dividends                                      (485)        -         -       (485)           -             -
Stock issuances (cancelations)
  Business acquisitions                              257         -       257          -            -             -
  Stock option and benefit plans                      84         -        84          -            -             -
  Restricted stock, less amortization of $26         (28)        -       (12)         -          (16)            -
Tax benefit related to incentive stock options        65         -        65          -            -             -
Reacquired shares                                 (1,032)       (1)     (919)      (112)           -             -
ESOP tax benefit, redemptions and other               25         -        17          8            -             -
----------------------------------------------   -------   ---------------------------------------------------------------------
Balances at July 1, 2000                           1,234         8         -      2,393          (21)       (1,146)
Net income                                         2,266         -         -      2,266            -             -        $2,266
Translation adjustments, net of tax of $98          (263)        -         -          -            -          (263)         (263)
Minimum pension liability, net of tax of $58        (107)        -         -          -            -          (107)         (107)
Transition adjustment related to change in
  accounting for derivative instruments
  and hedging activities, net of tax of $3             6         -         -          -            -             6             6
Net unrealized loss on qualifying
  cash flow hedges                                   (11)        -         -          -            -           (11)          (11)
----------------------------------------------   -------   ---------------------------------------------------------------------
Comprehensive income                                                                                                      $1,891
----------------------------------------------   -------   ---------------------------------------------------------------------
Cash dividends                                      (486)        -         -       (486)           -             -
Stock issuances (cancelations)
  Stock option and benefit plans                     104         -       104          -            -             -
  Restricted stock                                   (13)        -         -        (34)          21             -
Tax benefit related to incentive stock options        10         -        10          -            -             -
Reacquired shares - repurchases                     (643)        -      (129)      (514)           -             -
Exchange offer for Coach common stock               (998)        -         -       (998)           -             -
ESOP tax benefit, redemptions and other               23         -        15          8            -             -
----------------------------------------------   -------   ---------------------------------------------------------------------
Balances at June 30, 2001                        $ 1,122   $     8    $    -     $2,635      $     -       $(1,521)
==============================================   =======   =====================================================================

 The accompanying Notes to Financial Statements are an integral part of these statements.

Consolidated Statements of Cash Flows

Dollars in millions                                Years ended            June 30, 2001      July 1, 2000     July 3, 1999
--------------------------------------------------------------            -------------      ------------     ------------
Operating Activities
Income from continuing operations                                               $ 1,603           $ 1,158          $ 1,131
Adjustments for non-cash charges included in income
 from continuing operations
  Depreciation                                                                      392               402              352
  Amortization of intangibles                                                       207               200              181
  Unusual items
    Gain on disposal of Coach business                                             (967)                -                -
    Business dispositions and other charges                                         554                 -             (137)
    Product recall charge                                                             -                 -               76
  Increase in deferred taxes                                                         88                48               29
  Other non-cash credits, net                                                       (62)              (38)             (35)
  Changes in current assets and liabilities, net of businesses acquired and sold
    Decrease (increase) in trade accounts receivable                                 42              (116)             (21)
    Decrease (increase) in inventories                                               25              (152)             112
    (Increase) in other current assets                                              (11)              (47)             (60)
    (Decrease) in accounts payable                                                 (133)              (56)             (50)
    (Decrease) increase in accrued liabilities                                     (218)               57              (29)
--------------------------------------------------------------            -------------      ------------     ------------
 Net cash from operating activities - continuing operations                       1,520             1,456            1,549
 Operating cash flows (used by) from discontinued operations                        (24)               84               54
--------------------------------------------------------------            -------------      ------------     ------------
 Net cash from operating activities                                               1,496             1,540            1,603
--------------------------------------------------------------            -------------      ------------     ------------
Investment Activities
Purchases of property and equipment                                                (532)             (647)            (535)
Acquisitions of businesses and investments                                         (300)             (743)            (234)
Dispositions of businesses and investments                                        1,819                21              412
Sales of assets                                                                      65                64              158
Other                                                                                13                 9                7
--------------------------------------------------------------            -------------      ------------     ------------
 Net cash from (used in) investment activities                                    1,065            (1,296)            (192)
--------------------------------------------------------------            -------------      ------------     ------------
Financing Activities
Issuances of common stock                                                           104                84              111
Purchases of common stock                                                          (643)           (1,032)          (1,279)
Issuance of equity securities by subsidiary                                           -                 -               50
Borrowings of long-term debt                                                      1,023               725               20
Repayments of long-term debt                                                       (390)             (502)            (284)
Short-term (repayments) borrowings, net                                          (1,914)            1,022              451
Payments of dividends                                                              (486)             (485)            (464)
--------------------------------------------------------------            -------------      ------------     ------------
 Net cash used in financing activities                                           (2,306)             (188)          (1,395)
--------------------------------------------------------------            -------------      ------------     ------------
Effect of changes in foreign exchange rates on cash                                 (21)              (21)             (10)
--------------------------------------------------------------            -------------      ------------     ------------
Increase in cash and equivalents                                                    234                35                6
Cash and equivalents at beginning of year                                           314               279              273
--------------------------------------------------------------            -------------      ------------     ------------
Cash and equivalents at end of year                                             $   548           $   314          $   279
==============================================================            =============      ============     ============

 The accompanying Notes to Financial Statements are an integral part of these statements.

                     Sara Lee Corporation and Subsidiaries
                        NOTES TO FINANCIAL STATEMENTS
                 (dollars in millions, except per share data)


                  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Certain prior-year amounts have been reclassified to conform with the current-year presentation. These reclassifications had no impact on previously reported results of operations or total stockholders' equity.

Consolidation

The consolidated financial statements include all majority-owned subsidiaries. All significant intercompany transactions of consolidated subsidiaries are eliminated. Acquisitions recorded as purchases are included in the consolidated statements of income from the date of acquisition. Gains and losses resulting from the issuance of common stock by a subsidiary of the corporation are recognized in earnings in the period realized.

Fiscal Year

The corporation's fiscal year ends on the Saturday closest to June 30. Fiscal years 2001 and 2000 were 52-week years, and fiscal year 1999 was a 53-week year. Unless otherwise stated, references to years relate to fiscal years.

Foreign Operations

Foreign-currency-denominated assets and liabilities are translated into U.S. dollars at the exchange rates existing at the respective balance sheet dates. Translation adjustments resulting from fluctuations in exchange rates are recorded as a separate component of other comprehensive income within common stockholders' equity. Income and expense items are translated at the average exchange rates during the respective periods.

Business Acquisitions and Dispositions

All business acquisitions in 2001, 2000 and 1999 have been accounted for using the purchase method. Cash and the fair value of other assets distributed and securities issued unconditionally and amounts of contingent consideration that are determinable at the date of acquisition are included in determining the cost of an acquired business and recorded at that date. Consideration that is issued or is issuable at the expiration of a contingency period or that is held in escrow pending the outcome of a contingency is not recorded as a liability or shown as an outstanding security unless the outcome of the contingency is determinable beyond a reasonable doubt.

     Gains on business dispositions are recognized when the transactions close and the amounts are realized. Losses on business dispositions are realized when the losses are probable and measurable. In measuring gains or losses on the disposition of a business, the consideration received is measured as the amount of cash and the fair value of other assets received and securities transferred unconditionally and amounts of contingent consideration that are determinable at the date of disposition.

     Substantially all consideration associated with business acquisitions and dispositions recognized in 2001, 2000 and 1999 involved the receipt or payment of cash or shares of the corporation's common stock. These amounts are disclosed in the consolidated statements of stockholders' equity and the consolidated statements of cash flows.

Inventory Valuation

Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method for 94% of the corporation's inventories at June 30, 2001 and by the last-in, first-out (LIFO) method for the remainder. Had the FIFO method been used for the valuation of all inventories, the book value of this asset would have been higher by $7 at June 30, 2001, $12 at July 1, 2000 and $1 at July 3, 1999.

Property

Property is stated at cost, and depreciation is computed principally using the straight-line method at annual rates of 2% to 20% for buildings and improvements, and 4% to 33% for machinery and equipment. Additions and improvements that substantially extend the useful life of a particular asset and interest costs incurred during the construction period of major properties are capitalized. Repairs and maintenance costs are charged to expense. Upon sale or disposition of the asset, the cost and related accumulated depreciation are removed from the accounts.

Trademarks and Other Identified Intangibles

Trademarks arising from acquired businesses are amortized on a straight-line basis over the periods of expected benefit, which range from 5 years to 40 years. Accumulated amortization of intangible assets amounted to $555 at June 30, 2001, $508 at July 1, 2000 and $402 at July 3, 1999.

Goodwill

The excess of the cost of purchased companies over the fair value of the companies' assets and liabilities at the date of acquisition is amortized on a straight-line basis over the periods of expected benefit, which range from 5 years to 40 years. Accumulated amortization of goodwill amounted to $609 at June 30, 2001, $611 at July 1, 2000 and $645 at July 3, 1999.

Long-lived Assets

Long-lived assets include primarily property, identifiable intangible assets and goodwill. Long-lived assets being retained for use are periodically reviewed for impairment by comparing the carrying value of the assets with their estimated future undiscounted cash flows. If it is determined that an impairment loss has occurred, the loss is recognized during the period in which the loss was incurred. An impairment loss is calculated as the difference between the carrying value of the assets and the present value of estimated future net cash flows or comparable market values, giving consideration to recent operating performance.

     Long-lived assets that are to be disposed of are reported at the lower of carrying value or fair value less costs to sell. Reductions in carrying value are recognized in the period in which management commits to a plan to dispose of the assets.

Financial Instruments

The corporation uses financial instruments, including forward exchange, option, futures and swap contracts, to manage its exposures to movements in interest rates, foreign exchange rates and commodity prices. The use of these financial instruments modifies the exposure of these risks with the intent to reduce the risk or cost to the corporation. The corporation does not use derivatives for trading purposes and is not a party to leveraged derivatives.

     On the date a derivative contract is entered into, the corporation designates the derivative as one of the following types of hedging instruments and accounts for the derivative as follows:

Fair Value Hedge

A hedge of a recognized asset or liability or an unrecognized firm commitment is declared as a fair value hedge. For fair value hedges, both the effective and ineffective portions of the changes in the fair value of the derivative, along with the gain or loss on the hedged item that is attributable to the hedged risk, are recorded in earnings and reported in the consolidated statements of income on the same line as the hedged item.

Cash Flow Hedge

A hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability is declared as a cash flow hedge. The effective portion of the change in the fair value of a derivative that is declared as a cash flow hedge is recorded in accumulated other comprehensive income. When the hedged item impacts the income statement, the gain or loss included in accumulated other comprehensive income is reported on the same line in the consolidated statements of income as the hedged item. In addition, both the fair value of changes excluded from the corporation's effectiveness assessments and the ineffective portion of the changes in the fair value of derivatives used as cash flow hedges are reported in selling, general and administrative expenses in the consolidated statements of income.

Net Investment Hedge

A hedge of a net investment in a foreign operation is declared as a net investment hedge. The effective portion of the change in the fair value of derivatives, based upon spot rates, used as a net investment hedge of a foreign operation is recorded in the cumulative translation adjustment account within stockholders' equity. The ineffective portion of the change in the fair value of a derivative or non-derivative instrument designated as a net investment hedge is recorded in either selling, general and administrative expenses, or interest expense if the hedging instrument is a swap, in the consolidated statements of income.

Natural Hedge

A derivative used as a natural hedging instrument whose change in fair value is recognized to act as an economic hedge against changes in the values of the hedged item is declared as a natural hedge. For derivatives designated as natural hedges, changes in fair value are reported in earnings in the selling, general and administrative expenses line of the consolidated statements of income.

     The corporation formally documents its hedge relationships, including identification of the hedging instruments and the hedged items, as well as its risk management objectives and strategies for undertaking the hedge transaction. Derivatives are recorded in the consolidated balance sheets at fair value in other assets and other liabilities. This process includes linking derivatives that are designated as hedges of specific assets, liabilities, firm commitments or forecasted transactions. The corporation also formally assesses, both at inception and at least quarterly thereafter, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in either the fair value or cash flows of the hedged item. If it is determined that a derivative ceases to be a highly effective hedge, or if the anticipated transaction is no longer likely to occur, the corporation discontinues hedge accounting, and any deferred gains or losses are recorded in selling, general and administrative expenses.

     Non-U.S.-dollar financing transactions are accounted for as net investment hedges when the hedged item is a long-term investment in the corresponding foreign currency. Forward exchange contracts are recorded as natural hedges when the hedged item is a recorded asset or liability that is revalued in each accounting period, in accordance with Statement of Financial Accounting Standards (SFAS) No. 52.

Revenue Recognition

The corporation recognizes revenue when title and risk of loss pass to the customer. Appropriate provisions are made at the time of sale for uncollectible accounts.

Advertising

Advertising costs, which include media advertising and production costs, are expensed in the period in which the advertising first takes place. Advertising costs were $347 in 2001, $391 in 2000 and $414 in 1999.

Stock-based Compensation

Employee stock options are accounted for under the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25). APB No. 25 requires the use of the intrinsic value method, which measures compensation cost as the excess, if any, of the quoted market price of the stock at grant over the amount an employee must pay to acquire the stock. The corporation makes pro forma disclosures of net earnings and earnings per share as if the fair-value-based method of accounting had been applied as required by SFAS No. 123, "Accounting for Stock-Based Compensation."

Income Taxes

Deferred taxes are recognized for the future tax effects of temporary differences between financial and income tax reporting based upon enacted tax laws and rates. Federal income taxes are provided on that portion of the income of foreign subsidiaries that is expected to be remitted to the United States and be taxable.


                                 COMMON STOCK

Changes in outstanding common shares for the past three years were:

Shares in thousands                    2001      2000      1999
------------------------------      -------   -------   -------
Beginning balances                  846,331   883,783   460,665
Stock issuances (cancelations):
  Stock option and
    benefit plans                     7,248     5,467     6,431
  Business acquisitions                  25    10,209       257
  Restricted stock plans             (1,279)     (152)   (2,431)
Two-for-one stock split                   -         -   456,628
Reacquired shares:
  Stock purchased                   (30,692)  (54,714)  (40,582)
  Exchange offer for Coach
    common stock                    (41,402)        -         -
ESOP share redemption                 1,684     1,615     2,694
Other                                    49       123       121
------------------------------      -------   -------   -------
Ending balances                     781,964   846,331   883,783
==============================      =======   =======   =======

     Effective December 1, 1998, the corporation declared a two-for-one stock split in the form of a 100% stock dividend. Common stock dividends and dividend per share amounts declared were $468 and $.57 in 2001, $465 and $.53 in 2000, and $444 and $.49 in 1999, respectively.

     In October 1998, the stockholders of the corporation approved an amendment to the corporation's charter to reduce the par value of each share of common stock from $1.33 to $.01.

                           STOCK-BASED COMPENSATION

The corporation has various stock option, employee stock purchase and stock award plans.

Stock Options

The exercise price of each stock option equals 100% of the market price of the corporation's stock on the date of grant. Options can generally be exercised over a maximum term of 10 years. Options generally vest ratably over three years.

     Under certain stock option plans, an active employee may receive a replacement stock option equal to the number of shares surrendered upon a stock-for-stock exercise. The exercise price of the replacement option is 100% of the market value at the date of exercise of the original option, and the replacement option will remain exercisable for the remaining term of the original option. Replacement stock options generally vest six months from the grant date.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model and the following weighted average assumptions:

                                2001        2000        1999
-----------------------    ---------   ---------   ---------
Expected lives             3.0 years   4.3 years   3.2 years
Risk-free interest rate          5.4%        6.2%        5.1%
Expected volatility             33.6%       28.6%       25.0%
Dividend yield                   2.8%        2.6%        1.9%
=======================    =========   =========   =========

     A summary of the changes in stock options outstanding under the corporation's option plans during the years ended June 30, 2001, July 1, 2000 and July 3, 1999 is presented below:


                                                                 Weighted
                                                                  Average
                                                                 Exercise
Shares in thousands                            Shares               Price
-----------------------------                 -------            --------
Outstanding at June 27, 1998                   61,098              $19.64
  Granted                                      17,172               25.56
  Exercised                                   (13,085)              17.63
  Canceled / Expired                           (2,982)              21.71
-----------------------------                 -------            --------
Outstanding at July 3, 1999                    62,203               21.52
  Granted                                      37,780               18.24
  Exercised                                    (4,639)              16.76
  Canceled / Expired                           (5,739)              22.82
-----------------------------                 -------            --------
Outstanding at July 1, 2000                    89,605               20.32
  Granted                                       5,411               21.68
  Exercised                                    (8,532)              17.71
  Canceled / Expired                           (8,496)              21.04
-----------------------------                 -------            --------
Outstanding at June 30, 2001                   77,988              $20.62
=============================                 =======            ========

     The following table summarizes information about stock options outstanding at June 30, 2001:



Shares in thousands                         Options Outstanding        Options Exercisable
-------------------      --------------------------------------    -----------------------
                                           Weighted
                              Number        Average    Weighted         Number    Weighted
           Range of      Outstanding      Remaining     Average    Exercisable     Average
           Exercise      at June 30,    Contractual    Exercise    at June 30,    Exercise
             Prices             2001    Life (Yrs.)       Price           2001       Price
-------------------      --------------------------------------    -----------------------
      $11.41-$18.71           26,866            7.6      $15.61         11,919      $15.38
       18.72- 22.65           19,844            5.3       20.47         17,462       20.55
       22.66- 31.60           31,278            5.5       25.01         22,976       25.71
-------------------      --------------------------------------    -----------------------
      $11.41-$31.60           77,988            6.2      $20.62         52,357      $21.64
===================      ======================================    =======================

     At July 1, 2000 and July 3, 1999, the number of options exercisable was 40,932 and 31,283, respectively, with weighted average exercise prices of $21.73 and $21.50, respectively. Options available for future grant at the end of 2001, 2000 and 1999 were 52,736, 46,945 and 49,937, respectively. The weighted average fair value of individual options granted during 2001, 2000 and 1999 was $4.65, $3.95 and $4.68, respectively.

Employee Stock Purchase Plan (ESPP)

The ESPP permits full-time employees to purchase a limited number of shares of the corporation's common stock at 85% of market value. Under the plan, the corporation sold 2,155,261, 2,711,644 and 2,275,606 shares to employees in 2001, 2000 and 1999, respectively. Pro forma compensation expense is calculated for the fair value of the employees' purchase rights using the Black-Scholes model. Assumptions include an expected life of 1/4 of a year and weighted average risk-free interest rates of 5.4% in both 2001 and 2000 and 4.6% in 1999. Other underlying assumptions are consistent with those used for the corporation's stock option plans described above.

     Under APB No. 25, no compensation cost is recognized for stock options and replacement stock options under the various stock-based compensation plans and shares purchased under the ESPP. Had compensation cost for the corporation's grants for stock-based compensation been determined consistent with SFAS No. 123, the pro forma net income and per share net income for 2001, 2000 and 1999 would have been as follows:

                                    2001    2000    1999
------------------------------    ------  ------  ------
Net income                        $2,205  $1,139  $1,118
Net income per share - basic        2.68    1.29    1.23
Net income per share - diluted      2.59    1.25    1.19
==============================    ======  ======  ======

Stock Unit Awards

Beginning in 1999, restricted stock units (RSUs) were granted to certain employees to incent performance and retention over periods ranging from two to three years. Upon the achievement of defined goals, the RSUs are converted into shares of the corporation's common stock on a one-for-one basis and issued to the employees. Awards granted in 2001, 2000 and 1999 were 184,888 units, 3,502,220 units and 655,000 units, respectively. The fair value of the stock unit awards on the date of grant in 2001, 2000 and 1999 was $4, $62 and $16, respectively. As a result of a change in the corporation's compensation system, no further awards are anticipated in future years. Compensation expense for these plans in 2001, 2000 and 1999 was $34, $20 and $8, respectively.

                                PREFERRED STOCK

The convertible preferred stock sold to the corporation's Employee Stock Ownership Plan (ESOP) is redeemable at the option of the corporation at any time after December 15, 2001. Each share is currently convertible into eight shares of the corporation's common stock and is entitled to 10.264 votes. This stock has a 7.5% annual dividend rate, payable semiannually, and has a liquidation value of $72.50 plus accrued but unpaid dividends. ESOP dividends and dividend per share amounts declared were $18 and $5.4375 per share in 2001 and $20 and $5.4375 per share in both 2000 and 1999. The purchase of the preferred stock by the ESOP was funded with notes guaranteed by the corporation. The loan is included in long-term debt and is offset in the corporation's consolidated balance sheets under the caption unearned deferred compensation. Each year, the corporation makes contributions that, with the dividends on the preferred stock held by the ESOP, are used to pay loan interest and principal. Shares are allocated to participants based upon the ratio of the current year's debt service to the sum of the total principal and interest payments over the life of the loan. Plan expense is recognized in accordance with Emerging Issues Task Force (EITF) Opinion 89-8.

     During 1999, the ESOP extended its debt service through a loan program from the corporation. As a result of this program, the allocation of preferred shares and the related recognition of compensation expense has been extended up to 2030. The ESOP loan reflected in long-term debt was not affected by this action.

     ESOP-related expenses amounted to $6 in 2001, $17 in 2000 and less than $1 in 1999. Payments to the ESOP were $51 in 2001, $48 in 2000 and $45 in 1999. Principal and interest payments by the ESOP totaled $39 and $12 in 2001, $33 and $15 in 2000, and $27 and $18 in 1999, respectively.

     The corporation has a Preferred Stock Purchase Rights Plan. The Rights are exercisable 10 days after certain events involving the acquisition of 15% or more of the corporation's outstanding common stock or the commencement of a tender or exchange offer for at least 15% of the common stock. Upon the occurrence of such an event, each Right, unless redeemed by the board of directors, entitles the holder to receive, upon exercise and payment of the exercise price, common stock with a value equal to twice the exercise price of the Right. The initial exercise price of a Right is $215, subject to adjustment. There are 6,000,000 shares of preferred stock reserved for issuance upon exercise of the Rights.

                       MINORITY INTEREST IN SUBSIDIARIES

Minority interest in subsidiaries consists primarily of preferred equity securities issued by subsidiaries of the corporation. No gain or loss was recognized as a result of the issuance of these securities, and the corporation owned substantially all of the voting equity of the subsidiaries both before and after the transactions.

     Minority interest in subsidiaries includes $295 of preferred equity securities issued by a wholly owned foreign subsidiary of the corporation. The securities provide a rate of return based upon the Euribor inter-bank borrowing rate, which averaged 5.2%, 3.6% and 3.9% for 2001, 2000 and 1999, respectively. The securities are redeemable in 2004 in exchange for common shares of the issuer, which may then be put to the corporation for preferred stock. In the event of this put, the corporation's preferred stock would have a nominal value of $295 with a dividend rate to be set based upon market factors at the time of issuance. The subsidiary may call the securities at any time.

     Minority interest in subsidiaries also includes preferred equity securities issued by a domestic subsidiary of the corporation. The amount of these securities was $250 for 2001, 2000 and 1999. The securities provide the holder a rate of return based upon the LIBOR interest rate plus 0.425%, are redeemable in 2005 and may be called at any time by the subsidiary. The weighted average inter-bank borrowing rate was 6.3%, 6.2% and 5.7% for 2001, 2000 and 1999, respectively. The subsidiary has the option of redeeming the securities with either cash, debt or shares of common stock of the corporation with a value of $250.

                              EARNINGS PER SHARE

Net income per share - basic is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Net income per share - diluted reflects the dilution that could occur if options or other contracts to issue common stock were exercised or converted into common stock. Effective December 1, 1998, the corporation declared a two-for-one stock split in the form of a 100% stock dividend. Prior periods have been restated to reflect this split.

     Options to purchase 33.1 million shares at June 30, 2001, 34.1 million shares at July 1, 2000 and 9.0 million shares at July 3, 1999 were not included in the computation of diluted earnings per share because the exercise price of these options was greater than the average market price of the corporation's outstanding common stock.

     The following is a reconciliation of net income to net income per share - basic and diluted for the years ended June 30, 2001, July 1, 2000 and July 3, 1999:




Shares in millions                                                               2001       2000       1999
--------------------------------------------------------------                 ------     ------     ------
Income from continuing operations                                              $1,603     $1,158     $1,131
Income from discontinued operations and gain on disposal of
  discontinued operations, net of income taxes                                    663         64         60
--------------------------------------------------------------                 ------     ------     ------
Net income                                                                      2,266      1,222      1,191
Less dividends on preferred stocks, net of tax benefits                           (11)       (12)       (12)
--------------------------------------------------------------                 ------     ------     ------
Income applicable to common stockholders - basic                                2,255      1,210      1,179
Adjustment for assumed conversion of ESOP shares                                    9          9          8
--------------------------------------------------------------                 ------     ------     ------
Income applicable to common stockholders - diluted                             $2,264     $1,219     $1,187
==============================================================                 ======     ======     ======
Average shares outstanding - basic                                                819        875        903
Dilutive effect of stock option and stock award plans                               9          9         12
Dilutive effect of ESOP plan                                                       26         28         29
--------------------------------------------------------------                 ------     ------     ------
Diluted shares outstanding                                                        854        912        944
==============================================================                 ======     ======     ======
Income from continuing operations per share - basic                            $ 1.94     $ 1.31     $ 1.24
==============================================================                 ======     ======     ======
Income from discontinued operations per share - basic                          $  .81     $  .07     $  .07
==============================================================                 ======     ======     ======
Net income per share - basic                                                   $ 2.75     $ 1.38     $ 1.31
==============================================================                 ======     ======     ======
Income from continuing operations per share - diluted                          $ 1.87     $ 1.27     $ 1.19
==============================================================                 ======     ======     ======
Income from discontinued operations per share - diluted                        $  .78     $  .07     $  .06
==============================================================                 ======     ======     ======
Net income per share - diluted                                                 $ 2.65     $ 1.34     $ 1.26
==============================================================                 ======     ======     ======

                                LONG-TERM DEBT

The composition of the corporation's long-term debt is summarized in the following tables:

                                 Interest Rate Range    Maturity    2001    2000    1999
-----------------------------    -------------------------------  ------  ------  ------
U.S. dollar obligations:
  ESOP debt                                5.73-8.18%  2002-2004  $  126  $  165  $  197
  Notes and debentures                     4.35-8.36   2002-2010   1,064   1,179   1,206
  Revenue bonds                            2.80-3.90   2002-2024      50      50      60
  Zero coupon notes                      10.00-14.25   2014-2015      27      24      22
  Various other obligations                                            -      10      13
-----------------------------    -------------------------------  ------  ------  ------
                                                                   1,267   1,428   1,498
-----------------------------    -------------------------------  ------  ------  ------
Foreign currency obligations:
  European euro                            4.63-6.13   2002-2008   1,759     991     574
  British pound                                    -           -       -     100       -
  Swiss franc                                      -           -       -       -      81
  Various other obligations                                           94     110      75
-----------------------------    -------------------------------  ------  ------  ------
                                                                   1,853   1,201     730
-----------------------------    -------------------------------  ------  ------  ------
Total long-term debt                                               3,120   2,629   2,228
Less current maturities                                              480     381     336
-----------------------------    -------------------------------  ------  ------  ------
                                                                  $2,640  $2,248  $1,892
=============================    ===============================  ======  ======  ======

     The ESOP debt is guaranteed by the corporation.

     The zero coupon notes are net of unamortized discounts of $97 in 2001, $100 in 2000 and $102 in 1999. Principal payments of $19 and $105 are due in 2014 and 2015, respectively.

     Payments required on long-term debt during the years ending in 2002 through 2006 are $480, $637, $360, $543 and $148, respectively.

     The corporation made cash interest payments of $251, $249 and $242 in 2001, 2000 and 1999, respectively.

     Rental expense under operating leases was $201 in 2001, $204 in 2000 and $201 in 1999. Future minimum annual fixed rentals required during the years ending in 2002 through 2006 under non-cancelable operating leases having an original term of more than one year are $99, $83, $64, $53 and $46, respectively. The aggregate obligation subsequent to 2006 is $104.

     The corporation is contingently liable for long-term leases on properties operated by others. The minimum annual rentals under these leases average approximately $25 for the years ending in 2002 through 2006. The aggregate obligation subsequent to 2006 is $75.

                               CREDIT FACILITIES

The corporation has numerous credit facilities available, including ongoing revolving credit agreements totaling $1.82 billion that had a weighted average annual fee of 0.06% as of June 30, 2001. Subsequent to 2001, the corporation increased the size of its credit facilities to $3.82 billion in anticipation of completing the acquisition of The Earthgrains Company that is described in the subsequent event note to the consolidated financial statements. These agreements support commercial paper borrowings and other financial instruments. Selected data on the corporation's short-term obligations follow:


                                    2001     2000     1999
------------------------------    ------   ------   ------
Maximum period-end
  borrowings                      $2,577   $2,726   $1,844
Average borrowings during
  the year                         1,573    2,102    1,473
Weighted average interest rate
  during the year                    6.0%     4.9%     4.3%
Weighted average interest rate
  at year-end                        5.6      6.1      4.8
==============================    ======   ======   ======

                                 CONTINGENCIES

The corporation is a party to several pending legal proceedings and claims, and environmental actions by governmental agencies. Although the outcome of such items cannot be determined with certainty, the corporation's general counsel and management are of the opinion that the final outcome of these matters should not have a material effect on the corporation's results of operations or financial position.

                   FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

On July 2, 2000, the corporation adopted Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137 and SFAS No. 138. In accordance with the provisions of SFAS No. 133, the corporation recorded a transition adjustment upon adoption of the standard to recognize its derivative instruments at fair value, to recognize the ineffective portion of cash flow hedges and to recognize the difference (attributable to the hedged risks) between the carrying values and fair values of related hedged assets and liabilities. The effect of this transition adjustment was to increase reported income in the year by approximately $1. The corporation also recorded a transition adjustment of approximately $6 in accumulated other comprehensive income to recognize previously deferred net gains on derivatives designated as cash flow hedges and a net increase in net assets of approximately $7.

Interest Rate and Currency Swaps

To manage interest rate risk, the corporation has entered into interest rate swaps that effectively fix the interest payments of certain floating-rate debt instruments. Interest rate swap agreements are accounted for as cash flow hedges. The fair value of interest rate and currency swaps is based on quotes from swap dealers.

                                                                                          Weighted Average
                                                                                            Interest Rates(2)
                                                                           -------------------------------
                                                      Notional
                                                      Principal(1)          Receive                   Pay
----------------------------------                    ---------            -------------------------------
Interest Rate Swaps
2000 Receive variable-pay fixed                        $385                    5.9%                    5.4%
     Receive fixed-pay variable                         100                    7.1                     6.6
1999 Receive variable-pay fixed                         516                    4.0                     4.5
Currency Swaps
2001 Receive fixed-pay fixed                           $  8                   13.6%                    4.0%
2000 Receive variable-pay variable                        9                    6.6                     4.1
1999 Receive fixed-pay fixed                            360                    6.1                     3.4
==================================                    =========            ===============================

(1) The notional principal is the amount used for the calculation of interest payments that are exchanged over the life of the swap transaction and is equal to the amount of foreign currency or dollar principal exchanged at maturity.
(2) The weighted average interest rates are as of the respective balance sheet dates.

Forward Exchange, Futures and Option Contracts

The corporation uses forward exchange and option contracts to reduce the effect of fluctuating foreign currencies on short-term foreign-currency-denominated intercompany transactions, third-party product sourcing transactions, foreign-denominated investments and other known foreign currency exposures. Gains and losses on the derivative are intended to offset losses and gains on the hedged transaction in an effort to reduce the earnings volatility resulting from fluctuating foreign currency exchange rates. The principal currencies hedged by the corporation include the European euro, Mexican peso, Canadian dollar and British pound.

  The corporation uses futures contracts to hedge commodity price risk. The principal commodities hedged by the corporation include hogs, beef, wheat, butter and corn.

  The following table summarizes by major currency the contractual amounts of the corporation's forward exchange contracts in U.S. dollars. The bought amounts represent the net U.S.-dollar-equivalent of commitments to purchase foreign currencies, and the sold amounts represent the net U.S.-dollar-equivalent of commitments to sell foreign currencies. The foreign currency amounts have been translated into a U.S.-dollar-equivalent value using the exchange rate at the reporting date. Forward exchange contracts mature at the anticipated cash requirement date of the hedged transaction, generally within one year.

Foreign Currency - Bought (Sold)                      2001(1)                  2000(1)                  1999(1)
--------------------------------                      -------                 -------                  --------
European euro                                         $ 412                   $ 297                    $(665)
British pound                                          (101)                   (115)                    (123)
Canadian dollar                                         (92)                    (71)                     (84)
Other                                                  (134)                    (51)                    (244)
================================                      =======                 =======                  ========

(1) Forward contracts denominated in European legacy currencies have been translated into European euros.

  The corporation held foreign exchange option contracts to reduce the foreign exchange fluctuations on anticipated purchase transactions. The following table summarizes the notional amount of option contracts to buy foreign currency, in U.S. dollars:


Foreign Currency - Bought     2001   2000
-------------------------     ----   ----
European euro                  $12   $260
Mexican pesos                   33      -
=========================     ====   ====

     As of July 2, 2000 and June 30, 2001, the net accumulated derivative gain in accumulated other comprehensive income was $6 and the net derivative loss was $5, respectively. During the year ended June 30, 2001, $18 of accumulated net derivative gains was deferred in accumulated other comprehensive income related to cash flow hedges and $29 of accumulated net derivative gains was reclassified out of accumulated other comprehensive income into earnings. At June 30, 2001, the maximum maturity date of any cash flow hedge was two years, excluding any forward exchange, option or swap contracts related to the payment of variable interest on existing financial instruments. The corporation expects to reclassify into earnings during the next 12 months net losses from accumulated other comprehensive income of approximately $12, at the time the underlying hedged transactions are realized.

     During the year ended June 30, 2001, $2 of net losses related to cash flow hedge ineffectiveness and $2 related to derivative losses excluded from the assessment of effectiveness was recorded in the consolidated statements of income. Other disclosures related to fair value hedge ineffectiveness, fair value gains and losses excluded from the assessment of hedge ineffectiveness, and gains or losses resulting from the disqualification of hedge accounting have been omitted due to the insignificance of these amounts.

Non-U.S.-Dollar Financing Transactions

The corporation uses non-U.S.-dollar financing transactions as net investment hedges of long-term investments in the corresponding foreign currency. Hedges that meet the effectiveness requirements are accounted for under net investment hedging rules. For the year ended June 30, 2001, net gains of $186 arising from effective hedges of net investments have been reflected in the cumulative translation adjustment account within stockholders' equity.

Concentrations of Credit Risk

A large number of major international financial institutions are counterparties to the corporation's financial instruments. The corporation enters into financial instrument agreements only with counterparties meeting very stringent credit standards, limiting the amount of agreements or contracts it enters into with any one party and, where legally available, executing master netting agreements. These positions are continuously monitored. While the corporation may be exposed to credit losses in the event of nonperformance by these counterparties, it does not anticipate material losses, because of these control procedures.

     Trade accounts receivable due from highly leveraged customers were $69 at June 30, 2001, $62 at July 1, 2000 and $58 at July 3, 1999. The financial position of these businesses has been considered in determining allowances for doubtful accounts.

Guarantees

The corporation had third-party guarantees outstanding, aggregating approximately $14 at June 30, 2001, $14 at July 1, 2000 and $17 at July 3, 1999. These guarantees relate primarily to financial arrangements to support various suppliers of the corporation and are secured by the inventory and fixed assets of the suppliers.

Fair Values

The carrying amounts of cash and equivalents, trade receivables, notes payable and accounts payable approximated fair value as of June 30, 2001, July 1, 2000 and July 3, 1999. The fair values of the remaining financial instruments recognized on the consolidated balance sheets of the corporation at the respective year-ends were:

                                 2001       2000       1999
--------------------------     ------     ------     ------
Long-term debt, including
  current portion              $3,098     $2,654     $2,315
ESOP convertible
  preferred stock                 508        514        694
Interest rate swaps                 -          6          3
Currency swaps                      -          1         12
Foreign currency forwards         (20)        13         60
Foreign currency options           (1)         8          -
=========================      ======     ======     ======

     The fair value of the corporation's long-term debt, including the current portion, is estimated using discounted cash flows based on the corporation's current incremental borrowing rates for similar types of borrowing arrangements. The fair value of the ESOP preferred stock is based on the contracted conversion into the corporation's common stock. The fair value of interest rate and currency swaps is based on quotes from swap dealers. The fair value of foreign currency forwards and options is based upon currency forward rates obtained from third-party institutions.

                                 UNUSUAL ITEMS

PYA/Monarch Disposition

In December 2000, the corporation sold its PYA/Monarch foodservice distribution business and received cash proceeds of $1,559. The disposition resulted in a gain before income taxes of $1,126 and an after-tax gain of $638, or $.75 of diluted earnings per share. The PYA/Monarch foodservice operation constituted a reportable segment of the corporation, and as a result, this gain has been recognized in the discontinued operations section of the accompanying consolidated financial statements.

Gain on Disposal of Coach Business

A tax-free gain of $967, or $1.13 of diluted earnings per share, was recognized on the disposition of the Coach business in 2001. This disposition took place in two steps. In October 2000, the corporation's Coach subsidiary completed an initial public offering of 19.5% (8,487,000 shares) of its common stock. Cash proceeds of $122 were received and a tax-free gain of $105 was recognized upon completion of the offering. In April 2001, the second step of the disposition was completed when the corporation's remaining 80.5% (35,026,333 shares) ownership interest in Coach was exchanged with third parties for 41,402,285 shares of Sara Lee common stock. The market value of the Coach shares disposed of was $998, and an $862 gain was recognized on this tax-free transaction.

Other Business Dispositions

During 2001, the corporation's management approved plans to dispose of 17 non-core businesses. At the end of 2001, the disposition of 10 of these businesses had been completed, and the corporation expects to complete the disposition of the remaining businesses by December 2001. These actions resulted in a pretax charge of $341 and a reduction in net income of $352, or $.41 of diluted earnings per share. Of the total pretax charge, $236 relates to the 10 transactions that were closed in 2001 and $105 is the estimated loss on transactions that are anticipated to close in 2002. The $341 charge is included in the "business dispositions and other charges" line of the consolidated statement of income and reduced operating income in the corporation's business segments as follows: Intimates and Underwear - $246; Sara Lee Foods - $93; and Beverage - $2. These 17 businesses had an operating loss of $7 in 2001 and an operating profit of $2 in 2000. Sales recognized by these operations were $670 in 2001 and $925 in 2000.

     Cash proceeds of $120 were received for the 10 business dispositions completed in 2001. Businesses disposed in 2001 included Argal, a Spanish meat business; Ozark Salad, a domestic prepared salad business; the Champion apparel business in Europe and a portion of the domestic Champion business; Bakery operations in Europe and India; and certain intimate apparel businesses in Australasia and Europe.

     Business dispositions expected to close in 2002 include the Liabel intimate apparel business in Europe; Bakery and textile manufacturing operations in China; and a number of businesses that supply textile products to the domestic and European intimate apparel industry. The $105 estimated loss on the disposition of these businesses is the difference between the estimated selling price and the corporation's investment in these operations as of June 30, 2001. The estimated selling prices were based upon submitted bids and discussions with prospective buyers, as well as input from investment bankers retained by the corporation. The net assets of businesses awaiting sale are displayed on the "net assets of businesses held for sale" line of the consolidated balance sheets.

     In the first week of 1999, the corporation disposed of certain assets related to its international tobacco operations. The corporation received cash proceeds of $386 upon closing the transaction, had an investment in the net assets of the business of $249 and recognized a pretax gain of $137 in 1999. The gain on this sale increased 1999 income from continuing operations by $97, or $.10 of diluted earnings per share.

Other Charges

During 2001, the corporation's management approved plans to terminate a number of employees and exit certain manufacturing, distribution and administrative activities within a 12-month period. These actions resulted in a pretax charge of $213 and a reduction in net income of $148, or $.17 of diluted earnings per share. Of the $213 charge, $187 is included in the "business dispositions and other charges" line of the consolidated statement of income. The remaining $26 relates to anticipated losses on the exit of certain licensed products and is displayed in the "cost of sales - product line exit costs" line of the consolidated statement of income. $210 of the charge is directly attributable to the corporation's business segments, and $3 is related to the corporate headquarters. Business segment operating income was reduced as follows:
Intimates and Underwear - $165; Sara Lee Foods - $36; Beverage - $6; and Household Products - $3. The $213 charge consists of the following:

 .    $124 of the charge is for the cost of severance and other employee benefits associated with termination of 13,200 employees. The specific location of these employees and the status of the planned actions as of June 30, 2001 are summarized in a the table contained in this note.

 . $38 of the charge is for anticipated losses on the disposal of real estate and equipment at nine owned facilities and the disposal of equipment at a number of leased facilities. The loss recognized is the difference between the estimated selling price and the carrying value of the assets held for sale. Selling prices were estimated based upon third-party appraisals of real estate held for sale and the corporation's prior experience with comparable equipment disposals. The charge primarily relates to the planned exit of Intimates and Underwear manufacturing facilities in the United States, Mexico and Europe; two domestic meat processing plants; and a Beverage facility in Europe. As of June 30, 2001, four of the nine owned facilities had been closed, and all actions contemplated by the exit plan are expected to be completed within 12 months of the related charge. The carrying value of the property and equipment awaiting sale at June 30, 2001 is $26.

 . $23 of the charge is related to non-cancelable lease payments on 26 leased facilities that are being exited. The charge is the difference between the non-cancelable lease obligation after the facility is exited and the estimated sublease income that will be received. As of June 30, 2001, nine of the leased facilities had been exited.

 . $28 of the charge resulted from the decision to terminate product licensing agreements and exit related manufacturing operations. Of the $28 charge, $26 is for anticipated losses on the disposition of inventory related to manufacturing operations exited and $2 is for payments to cancel third-party licensing arrangements. The loss recognized on the disposition of inventory is the difference between the estimated net realizable value of the inventory and the related carrying value. Net realizable values were based upon the corporation's prior experience with the disposition of similar types of product.

   The following table summarizes the charges taken for the approved exit plans and the related activity through June 30, 2001:

                                                                  Write-down
                                                                of Assets to                    Accrued Exit
                                                 Exit Costs   Net Realizable         Cash        Costs as of
                                                 Recognized            Value     Payments      June 30, 2001
-------------------------------------------      -----------------------------------------------------------
Employee termination and other benefits                $124             $  -         $(29)              $ 95
Expected losses on disposal of inventories               26              (26)           -                  -
Expected losses on disposal of property and
 equipment and other related costs                       38              (37)          (1)                 -
Other exit costs - includes non-cancelable
 lease and other contractual obligations                 25                -           (3)                22
-------------------------------------------      -----------------------------------------------------------
Total exit costs                                       $213             $(63)        $(33)              $117
===========================================      ===========================================================

   Of the $213 charge, $150 will require the use of cash and $63 is a non-cash component. The corporation expects to fund the cash costs of this charge from internal sources and proceeds generated from the sale of non-core businesses.

   The following table summarizes the planned employee terminations by location and business segment, and the status of those actions as of the end of 2001:


                                                                     Household   Intimates and                       As of
                                          Sara Lee Foods  Beverage    Products       Underwear   Corporate   June 30, 2001
-------------------------------------     --------------------------------------------------------------------------------
United States                                        504         -           -           1,445          21           1,970
Canada                                                 -         -           -             101           -             101
Puerto Rico, Mexico and Latin America                 17         -           -           8,633           -           8,650
Europe                                               237        72           -           1,627           -           1,936
Asia and Africa                                        -         -          48             495           -             543
-------------------------------------     --------------------------------------------------------------------------------
                                                     758        72          48          12,301          21          13,200
=====================================     ================================================================================
As of June 30, 2001:
  Actions completed                                  328         -          48           4,074           8           4,458
  Actions remaining                                  430        72           -           8,227          13           8,742
-------------------------------------     --------------------------------------------------------------------------------
                                                     758        72          48          12,301          21          13,200
=====================================     ================================================================================

Product Recall

On December 22, 1998, the corporation announced that it was recalling specific production lots of hot dogs and other packaged meat products that could contain Listeria bacteria. The estimated cost of this action was recognized in the second quarter of 1999 and reduced 1999 income from continuing operations before income taxes, income from continuing operations and income from continuing operations per common share - diluted by $76, $50 and $.05 per share, respectively. The recall charge recognized the estimated costs associated with the return and destruction of affected products sold through retail grocery stores and selected foodservice channels in the United States, the destruction of affected inventory in the corporation's Zeeland, Michigan facility, and liabilities incurred as a result of these actions. Substantially all of the product and inventory subject to the recall was subsequently destroyed. The actual costs of the inventory destroyed and related disposition costs were consistent with prior estimates.

                                 ACQUISITIONS

During 2001, the corporation acquired several businesses for an aggregate purchase price of $300. The principal acquisitions were Cafe Pilao Caboclo Ltda., a Brazilian manufacturer and marketer of roasted coffee; Amando, a European processed meat manufacturer; and Zorba, a Brazilian apparel manufacturer. The businesses acquired in 2001 generated sales of $247 and contributions to pretax income were not significant.

  During 2000, the corporation acquired several businesses and certain equity method investments for an aggregate purchase price of $1 billion, consisting of $743 of cash and $257 of common stock. The principal acquisitions were Chock full o'Nuts Corporation, a domestic roaster, packer and marketer of coffee; the North American coffee business of Nestle S.A., which includes the Hills Bros, MJB and Chase & Sanborn brands; Outer Banks Inc., a manufacturer, marketer and distributor of knitted sport shirts; and Courtaulds Textiles plc, a European producer, marketer and distributor of private-label and branded apparel products. The corporation also acquired a minority interest in Johnsonville Sausage, a domestic manufacturer and marketer of fresh meat products.

  During 1999, the corporation acquired several companies for an aggregate purchase price of $234 in cash and $9 of common stock. The principal acquisitions were Continental Coffee, a domestic manufacturer, marketer and distributor of roasted and ground coffee; and Monsavon, a European marketer and distributor of personal body care products.

                               SUBSEQUENT EVENT

In July 2001, the corporation announced that it had entered into an agreement to acquire The Earthgrains Company (Earthgrains), a fresh packaged bread and refrigerated dough business in the United States and Europe. Under the terms of the agreement, the corporation made a cash tender offer for all of Earthgrains' common stock at $40.25 per share, or approximately $1.9 billion, plus the assumption of Earthgrains' outstanding long-term debt of approximately $957.
On August 7, 2001, upon the completion of the initial tender offer period, the corporation acquired Earthgrains when approximately 93% of the outstanding Earthgrains shares were tendered and accepted by the corporation. Following the completion of the tender offer period, Earthgrains was merged into a subsidiary of Sara Lee.

                               RETIREMENT PLANS

The corporation has noncontributory defined benefit plans covering certain of its domestic employees. The benefits under these plans are based primarily on years of service and compensation levels. The plans are funded in conformity with the requirements of applicable government regulations. The plans' assets consist principally of marketable equity securities, and corporate and government debt securities.

  The employee benefit plans of the corporation's foreign subsidiaries have provisions consistent with local practices.

  The components of the defined benefit plan expenses were:

                                              2001        2000     1999
---------------------------------          -------      ------   ------
Components of defined benefit net
  periodic benefit cost:
  Service cost                              $   92      $   85   $   87
  Interest cost                                179         134      139
  Expected return on assets                   (235)       (183)    (193)
  Amortization of:
    Net initial asset                           (3)         (3)      (4)
    Prior service cost                           9           9        7
    Net actuarial loss                           2           6        8
---------------------------------          -------      ------   ------
Net periodic benefit cost                   $   44      $   48   $   44
=================================          =======      ======   ======

     The funded status of defined benefit plans at the respective year-ends was:

                                      2001        2000        1999
---------------------------------   ------      ------      ------
Projected benefit obligation
  Beginning of year                 $2,928      $2,326      $2,297
  Service cost                          92          85          87
  Interest cost                        179         134         139
  Plan amendments                        2           6          15
  Acquisitions/dispositions             10         619         (43)
  Benefits paid                       (141)       (104)        (99)
  Participant contributions              1           2           1
  Actuarial loss (gain)                 37         (45)        (17)
  Foreign exchange                    (151)        (95)        (54)
---------------------------------   ------      ------      ------
  End of year                       $2,957      $2,928      $2,326
---------------------------------   ------      ------      ------
Fair value of plan assets
  Beginning of year                 $3,007      $2,238      $2,306
  Actual return on plan assets         (55)        248          96
  Employer contributions                56          24          22
  Participant contributions              1           2           1
  Benefits paid                       (141)       (104)        (99)
  Acquisitions/dispositions             (1)        708         (31)
  Foreign exchange                    (166)       (109)        (57)
---------------------------------   ------      ------      ------
  End of year                       $2,701      $3,007      $2,238
---------------------------------   ------      ------      ------
Funded status                       $ (256)     $   79      $  (88)
Unrecognized
  Prior service cost                    59          70          77
  Net actuarial loss                   350          50         173
  Net initial liability (asset)          4           2          (1)
---------------------------------   ------      ------      ------
Prepaid benefit cost recognized     $  157      $  201      $  161
=================================   ======      ======      ======
Amounts recognized on the
  consolidated balance sheets
  Noncurrent benefit liability      $  (38)     $    -      $ (132)
  Other noncurrent assets                -         171         199
  Accumulated other
    comprehensive income               195          30          94
---------------------------------   ------      ------      ------
Prepaid benefit cost recognized     $  157      $  201      $  161
=================================   ======      ======      ======

  Net pension expense is determined using assumptions as of the beginning of each year. Funded status is determined using assumptions as of the end of each year. The weighted average assumptions at the respective year-ends were:

                                      2001       2000         1999
---------------------------------   ------      -----         ----
Discount rate                          6.1%       6.2%         5.9%
Rate of compensation increase          4.9        4.9          4.7
Long-term rate of return on
  plan assets                          8.0        8.2          8.4
=================================   ======      =====         ====

  The corporation provides health care and life insurance benefits to certain retired employees and their covered dependents and beneficiaries. Generally, employees who have attained age 55 and who have rendered 10 years of service are eligible for these postretirement benefits. Certain retirees are required to contribute to plans in order to maintain coverage. The components of the expense for these plans were:

                                      2001       2000         1999
---------------------------------   ------      -----        -----
Components of defined benefit net
  periodic benefit cost
  Service cost                       $   4      $   6        $   6
  Interest cost                         11         12           13
  Net amortization and deferral          1          1            2
---------------------------------   ------      -----        -----
Net periodic benefit cost            $  16      $  19        $  21
=================================   ======      =====        =====

     The funded status of postretirement benefit plans at the respective year-ends was:

                                      2001       2000         1999
---------------------------------   ------      -----        -----
Accumulated postretirement
  benefit obligation
  Beginning of year                  $ 181      $ 196        $ 204
  Service cost                           4          6            6
  Interest cost                         11         12           13
  Net benefit paid                     (14)       (14)         (12)
  Actuarial loss (gain)                  2        (17)         (13)
  Foreign exchange                      (4)        (2)          (2)
---------------------------------   ------      -----        -----
  End of year                        $ 180      $ 181        $ 196
---------------------------------   ------      -----        -----
Fair value of plan assets            $   2      $   2        $   2
---------------------------------   ------      -----        -----
Funded status                        $(178)     $(179)       $(194)
Unrecognized
  Prior service cost                    (2)        (2)          (2)
  Net actuarial (gain)                 (28)       (26)          (7)
  Net initial asset                     (6)        (5)          (4)
---------------------------------   ------      -----        -----
Net accrued benefit liability
  recognized on the
  consolidated balance sheets        $(214)     $(212)       $(207)
=================================   ======      =====        =====
Weighted average discount rate         6.5%       6.5%         6.3%
=================================   ======      =====        =====

  The assumed health care cost trend rate is 8% for 2001, decreasing to 7% in fiscal 2002 and remaining at that level thereafter. These trend rates reflect the corporation's prior experience and management's expectation that future rates will decline. Assumed health care cost trend rates impact the amounts reported for health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                                     One         One
                                              Percentage  Percentage
                                                   Point       Point
                                                Increase    Decrease
---------------------------------------       ----------  ----------
Effect on total service and
  interest components                                $ 2        $ (1)
Effect on postretirement
  benefit obligation                                  15         (11)
=======================================       ==========  ==========

                                 INCOME TAXES

The provisions for income taxes computed by applying the U.S. statutory rate to income before taxes as reconciled to the actual provisions were:

                                                                2001                 2000                 1999
-----------------------------------------      ---------------------   ------------------   ------------------
                                                Amount       Percent    Amount    Percent    Amount    Percent
-----------------------------------------      ---------------------   ------------------   ------------------
Income from continuing operations before
 provision for income taxes
  United States                                 $1,079          58.3%   $  975       62.2%   $  679       43.3%
  Foreign                                          772          41.7       592       37.8       891       56.7
-----------------------------------------      ---------------------   ------------------   ------------------
                                                $1,851         100.0%   $1,567      100.0%   $1,570      100.0%
-----------------------------------------      ---------------------   ------------------   ------------------
Tax expense at U.S. statutory rate              $  648          35.0%   $  548       35.0%   $  550       35.0%
State taxes, net of federal benefit                  9           0.5        16        1.0        12        0.8
Difference between U.S. and foreign rates         (169)         (9.2)      (77)      (4.9)     (106)      (6.7)
Gain on disposal of Coach business                (338)        (18.3)        -          -         -          -
Business dispositions and other charges            140           7.6         -          -         -          -
Nondeductible amortization                          50           2.7        50        3.2        48        3.0
Other, net                                         (92)         (4.9)     (128)      (8.2)      (65)      (4.1)
-----------------------------------------      ---------------------   ------------------   ------------------
Taxes at effective worldwide tax rates          $  248          13.4%   $  409       26.1%   $  439       28.0%
=========================================      =====================   ==================   ==================

  Current and deferred tax provisions (benefits) were:

                                                 2001                 2000                 1999
----------------------------    ---------------------   ------------------   ------------------
                                Current      Deferred   Current   Deferred   Current   Deferred
----------------------------    ---------------------   ------------------   ------------------
United States                     $ (12)          $29     $  99       $ 36     $ 117      $  46
Foreign                             169            48       241          8       237         20
State                                 3            11        21          4        56        (37)
----------------------------    ---------------------   ------------------   ------------------
                                  $ 160           $88     $ 361       $ 48     $ 410      $  29
============================    =====================   ==================   ==================

  Following are the components of the deferred tax provisions (benefits) occurring as a result of transactions being reported in different years for financial and tax reporting:

                                      2001    2000     1999
------------------------------       -----   -----    -----
Depreciation                         $  11   $ (39)   $ (73)
Inventory valuation methods             22     (23)     (27)
Nondeductible reserves                  31      17      101
Other, net                              24      93       28
------------------------------       -----   -----    -----
                                     $  88   $  48    $  29
==============================       =====   =====    =====
Cash payments for income taxes       $ 259   $ 245    $ 321
==============================       =====   =====    =====

  The deferred tax (assets) liabilities at the respective year-ends were as follows:

                                                  2001    2000     1999
------------------------------------           -------  ------   ------
Deferred tax (assets) liabilities
  Reserves not deductible until paid            $ (325) $ (435)  $ (470)
  Intangibles                                      232     186      200
  Restructuring reserves                           (52)    (11)     (22)
  Net operating loss and
    other tax carryforwards                        (86)    (37)     (15)
  Property, plant and equipment                    (60)    (55)       4
  Other                                             (8)     23      (96)
------------------------------------           -------  ------   ------
Net deferred tax (assets)                       $ (299) $ (329)  $ (399)
====================================           =======  ======   ======

  At June 30, 2001, applicable U.S. federal income taxes and foreign withholding taxes have not been provided on the accumulated earnings of foreign subsidiaries that are expected to be permanently reinvested. If these earnings had not been permanently reinvested, deferred taxes of between $425 and $475 would have been recognized in the consolidated financial statements.

                         BUSINESS SEGMENT INFORMATION

The corporation's business segments are described in the Operations Review on pages 17 through 29.


                                                    2001                 2000               1999(2)
----------------------------------------           -------              -------             -------
Sales(1)
Sara Lee Foods                                     $ 5,081              $ 5,088             $ 5,249
Beverage                                             2,889                2,827               2,627
Household Products                                   2,088                2,154               2,095
Intimates and Underwear                              7,767                7,598               7,440
----------------------------------------           -------              -------             -------
                                                    17,825               17,667              17,411
Intersegment                                           (78)                (156)               (141)
----------------------------------------           -------              -------             -------
  Total                                            $17,747              $17,511             $17,270
========================================           =======              =======             =======
Operating Income
Sara Lee Foods                                     $   234(3)           $   370             $   397(5)
Beverage                                               477(3)               472                 570(6)
Household Products                                     342(3)               355                 328
Intimates and Underwear                              1,400(3,4)             844                 776
----------------------------------------           -------              -------             -------
  Total operating companies income                   2,453                2,041               2,071
----------------------------------------           -------              -------             -------
Amortization of goodwill
 and trademarks                                       (191)                (171)               (163)
General corporate expenses                            (231)(3)             (127)               (197)
----------------------------------------           -------              -------             -------
  Total operating income                             2,031                1,743               1,711
Net interest expense                                  (180)                (176)               (141)
----------------------------------------           -------              -------             -------
 Income from continuing
  operations before
  income taxes                                     $ 1,851              $ 1,567             $ 1,570
========================================           =======              =======             =======

                                                    2001                2000                1999(2)
----------------------------------------           -------              -------             -------
Assets
Sara Lee Foods                                     $ 2,037              $ 2,310             $ 2,173
Beverage                                             1,669                1,967               1,187
Household Products                                   1,750                1,464               1,839
Intimates and Underwear                              4,372                4,902               4,642
----------------------------------------           -------              -------             -------
                                                     9,828               10,643               9,841
Other(7,8)                                             339                  968                 451
----------------------------------------           -------              -------             -------
  Total assets                                     $10,167              $11,611             $10,292
========================================           =======              =======             =======
Depreciation
Sara Lee Foods                                     $   129              $   119             $    98
Beverage                                                77                   81                  69
Household Products                                      30                   31                  31
Intimates and Underwear                                149                  154                 141
----------------------------------------           -------              -------             -------
                                                       385                  385                 339
Other                                                    7                   17                  13
----------------------------------------           -------              -------             -------
  Total depreciation                               $   392              $   402             $   352
========================================           =======              =======             =======
Additions to Long-lived Assets
Sara Lee Foods                                     $   185              $   316             $   193
Beverage                                               331                  399                 171
Household Products                                      51                   76                 129
Intimates and Underwear                                234                  386                 231
----------------------------------------           -------              -------             -------
                                                       801                1,177                 724
Other                                                   24                   18                   2
----------------------------------------           -------              -------             -------
  Total additions to
    long-lived assets                              $   825              $ 1,195             $   726
========================================           =======              =======             =======

(1) Includes sales between segments. Such sales are at transfer prices that are equivalent to market value.
(2)  53-week year.
(3) Includes provisions for business dispositions and other charges reported in the 2001 consolidated statement of income which reduced operating income by: Sara Lee Foods $129; Beverage $8; Household Products $3; Intimates and Underwear $411; and Corporate Office $3.
(4)  Includes the gain on the disposal of the Coach business of $967.
(5)  Includes the product recall charge which reduced operating income by $76.
(6) Includes the gain on sale of the tobacco operations which increased operating income by $137.
(7) Principally cash and equivalents, certain fixed assets and certain other noncurrent assets.
(8) Includes net assets of businesses held for sale of $94 in 2001, $563 in 2000 and $315 in 1999.

Geographic Area Information
                                United States      France       Netherlands        Other         Total
-------------------------       --------------------------------------------------------       -------
2001    Sales                         $10,131      $1,351            $  969       $5,296       $17,747
        Long-lived assets               2,631         375               740        1,091         4,837
-------------------------       --------------------------------------------------------       -------
2000    Sales                         $ 9,979      $1,534            $1,021       $4,977       $17,511
        Long-lived assets               2,796         472               876        1,076         5,220
-------------------------       --------------------------------------------------------       -------
1999    Sales                         $ 9,413      $1,681            $1,069       $5,107       $17,270
        Long-lived assets               2,230         515             1,043        1,215         5,003
=========================       ========================================================       =======

                     QUARTERLY FINANCIAL DATA (UNAUDITED)

                            Quarter                   First         Second          Third        Fourth
-----------------------------------                 ----------------------------------------------------
2001
Continuing operations
  Net sales                                          $4,455         $4,757         $4,308         $4,227
  Gross profit                                        1,855          2,015(2)       1,797          1,790(6)
  Income                                                238            151(3)         241(5)         973(7)
  Income per common share - basic                       .28            .18(3)         .29(5)        1.24(7)
  Income per common share - diluted                     .27            .17(3)         .28(5)        1.19(7)
Net income                                              254            798(4)         241(5)         973(7)
Per common share
  Net income - basic                                    .30            .96(4)         .29(5)        1.24(7)
  Net income - diluted                                  .29            .92(4)         .28(5)        1.19(7)
  Cash dividends declared                              .135           .145           .145           .145
  Market price - high                                 20.81          25.31          24.75          23.25
               - low                                  17.44          19.00          20.20          18.26
               - close                                20.31          24.56          21.58          18.94
-----------------------------------                 ----------------------------------------------------
2000
Continuing operations
  Net sales                                          $4,239         $4,634         $4,175         $4,463
  Gross profit                                        1,784          2,018          1,768          1,841
  Income                                                241            375            249            293
  Income per common share - basic                       .27            .42            .28            .33
  Income per common share - diluted                     .26            .40            .27            .33
Net income                                              258            389            262            313
Per common share
  Net income - basic                                    .29            .44            .30            .36
  Net income - diluted                                  .28            .42            .29            .35
  Cash dividends declared                              .125           .135           .135           .135
  Market price - high                                 24.44          27.50          22.00          19.44
               - low                                  21.19          21.06          13.38          14.56
               - close                                22.94          22.06          18.00          19.31
-----------------------------------                 ----------------------------------------------------
1999
Continuing operations
  Net sales                                          $4,192         $4,626         $4,011         $4,441
  Gross profit                                        1,742          2,011          1,746          1,892
  Income                                                324(8)         308(9)         233            266
  Income per common share - basic                       .35(8)         .34(9)         .25            .30
  Income per common share - diluted                     .34(8)         .32(9)         .24            .29
Net income                                              338(8)         322(9)         245            286
Per common share(1)
  Net income - basic                                    .37(8)         .35(9)         .27            .32
  Net income - diluted                                  .35(8)         .34(9)         .26            .31
  Cash dividends declared                              .115           .125           .125           .125
  Market price - high                                 29.59          30.81          29.88          26.31
               - low                                  22.16          26.13          23.50          21.50
               - close                                27.25          29.50          26.13          22.50
===================================                 ====================================================

(1)  Restated for the 2-for-1 stock split in 1999.
(2)  Includes cost of sales - product line exit costs of $24.
(3) Includes gain from the initial public offering of Coach of $105 and business dispositions and other charges of $317, or a reduction of $.25 per share basic and diluted.
(4) Includes gain from the initial public offering of Coach of $105, gain on the sale of PYA/Monarch of $638 and business dispositions and other charges of $317, or an increase of $.52 per share - basic, $.48 per share - diluted.
(5) Includes income from business dispositions and other charges of $5, or an increase of $.01 per share basic and diluted.
(6)  Includes cost of sales - product line exit costs of $2.
(7) Includes gain on the disposal of the Coach business of $862 and business dispositions and other charges of $188, or an increase of $.86 per share - basic, $.82 per share - diluted.
(8) Includes gain on sale of business of $97, or $.11 per share - basic, $.10 per share - diluted.
(9) Includes product recall charge of $50, or $.06 per share - basic, $.05 per share - diluted.

Management's Report on Financial Information

Management of Sara Lee Corporation is responsible for the preparation and integrity of the financial information included in this annual report. The financial statements have been prepared in accordance with generally accepted accounting principles and, where required, reflect our best estimates and judgments.

     It is the corporation's policy to maintain a control-conscious environment through an effective system of internal accounting controls supported by formal policies and procedures communicated throughout the corporation. These controls are adequate to provide reasonable assurance that assets are safeguarded against loss or unauthorized use and to produce the records necessary for the preparation of financial information. There are limits inherent in all systems of internal control based on the recognition that the costs of such systems should be related to the benefits to be derived. We believe the corporation's systems provide this appropriate balance.

     The control environment is complemented by the corporation's internal auditors, who perform extensive audits and evaluate the adequacy of and the adherence to these controls, policies and procedures. In addition, the corporation's independent public accountants have developed an understanding of our accounting and financial controls, and have conducted such tests as they consider necessary to support their report below.

     The Board of Directors pursues its oversight role for the financial statements through the Audit Committee, which is composed solely of outside directors. The Audit Committee meets regularly with management, the corporate internal auditors and Arthur Andersen LLP, jointly and separately, to receive reports on management's process of implementation and administration of internal accounting controls, as well as auditing and financial reporting matters. Both Arthur Andersen LLP and the internal auditors have unrestricted access to the Audit Committee.

     The corporation maintains high standards in selecting, training and developing personnel to help ensure that management's objectives of maintaining strong, effective internal controls and unbiased, uniform reporting standards are attained. We believe it is essential for the corporation to conduct its business affairs in accordance with the highest ethical practices as expressed in Sara Lee Corporation's Global Business Standards.


/s/ C. Steven McMillan                /s/ Cary D. McMillan
---------------------------------     ------------------------------------------
C. Steven McMillan                    Cary D. McMillan
President and                         Executive vice president,
chief executive officer               chief financial and administrative officer


Report of Independent Public Accountants

To the Board of Directors and Stockholders,
Sara Lee Corporation:

We have audited the accompanying consolidated balance sheets of SARA LEE CORPORATION (a Maryland corporation) AND SUBSIDIARIES as of June 30, 2001,
July 1, 2000, and July 3, 1999, and the related consolidated statements of income, common stockholders' equity, and cash flows for each of the three years in the period ended June 30, 2001. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sara Lee Corporation and Subsidiaries as of June 30, 2001, July 1, 2000, and July 3, 1999, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2001, in conformity with accounting principles generally accepted in the United States.


/s/ Arthur Andersen LLP

Arthur Andersen LLP
Chicago, Illinois
July 27, 2001

Item 7.  Financial Statements and Exhibits.
         ---------------------------------

(c)  Exhibits:
     --------

23.1 Consent of Arthur Andersen LLP

                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    SARA LEE CORPORATION




                                    By:/s/ Wayne R. Szypulski
                                       -------------------------------------
                                        Wayne R. Szypulski
                                        Senior Vice President and Controller
Date:  September 4, 2001

                                 EXHIBIT INDEX

           The following exhibits are filed herewith as noted below.

Exhibit
 No.      Description
 ---      -----------

 23.1     Consent of Arthur Andersen LLP